UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Advisory Board Company

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2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

April 28, 2015

Dear fellow stockholders:

On behalf of the Board of Directors and management, I invite you to attend the 2015 Annual Meeting of Stockholders of The Advisory Board Company to be held at our offices at 2445 M Street, N.W., Washington, D.C. 20037, on June 9, 2015, at 10:00 a.m., local time.

At the meeting, you will be asked to elect as directors the nine nominees named in the accompanying proxy statement, to ratify the selection of the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2015, and to approve an amendment to the company’s 2009 stock incentive plan. You also will be asked to approve, by an advisory vote, the company’s named executive officer compensation as described in the proxy statement. These matters are discussed in detail in the proxy statement.

In addition to the specific matters to be acted upon, there will be a report on our company’s performance and an opportunity for stockholders to ask questions of general interest.

It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, please complete, date, sign, and return the enclosed proxy card in the postage-prepaid envelope.

Sincerely,

Robert W. Musslewhite
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2015

The 2015 Annual Meeting of Stockholders of The Advisory Board Company, a Delaware corporation, will be held at the company’s corporate headquarters at 2445 M Street, N.W., Washington, D.C. 20037, on June 9, 2015, at 10:00 a.m., local time. At the meeting we will ask stockholders to act on the following four proposals, which are described in the accompanying proxy statement:

1.	To elect the nine nominees named in the proxy statement to the Board of Directors, each to serve for a term expiring at the company’s 2016 annual meeting of stockholders or upon the election and qualification of a successor

2.	To ratify the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the company’s fiscal year ending December 31, 2015

3.	To approve an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan

4.	By an advisory vote, to approve the company’s named executive officer compensation as described in the proxy statement

In addition, stockholders will consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 17, 2015, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A copy of our annual report to stockholders is enclosed with the proxy statement.

Your broker or bank will not be permitted to vote on your behalf on the election of directors or some of the other annual meeting proposals unless you provide specific direction by following the instructions provided to you in your voting instruction card. For your vote to be counted, you will need to communicate your voting decision to your broker or bank before the date of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by completing, signing, and returning by mail a proxy card in the enclosed postage-prepaid envelope. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By Order of the Board of Directors,

Evan R. Farber
General Counsel and Corporate Secretary

Washington, D.C.

April 28, 2015

2015 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

i

ii

2445 M Street, N.W.

Washington, D.C. 20037

(202) 266-5600

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on June 9, 2015

This proxy statement, our notice of annual meeting of stockholders, our proxy card, and our annual report to stockholders for the nine months ended December 31, 2014 are available electronically on our website at www.advisory.com/IR.

Proxy Solicitation

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2015 Annual Meeting of Stockholders to be held at our principal executive offices at 2445 M Street, N.W., Washington, D.C. 20037, on June 9, 2015, at 10:00 a.m., local time, and any adjournment or postponement of the meeting. Except where the context otherwise requires, references to the “company,” “we,” “us,” “our,” and similar terms refer to The Advisory Board Company.

This proxy statement and the accompanying notice of annual meeting and proxy card are first being mailed to our stockholders on or about April 28, 2015.

Voting, Revocability of Proxies, and Voting Procedure

Record Date.    Only holders of record of our common stock at the close of business on April 17, 2015, which is the record date for the annual meeting, will be entitled to vote at the annual meeting and any adjournment or postponement thereof. As of the record date, we had 42,377,007 shares of common stock outstanding and entitled to receive notice of and to vote at the annual meeting.

Quorum.    Holders of our common stock are entitled to one vote for each share of common stock they held on the record date. If a majority of the shares issued and outstanding and entitled to vote at the annual meeting on the record date are present at the annual meeting, either in person or by proxy, we will have a quorum for the annual meeting. Any shares represented by a proxy that are marked for voting on a proposal will be counted as present in determining whether we have a quorum. If a broker, bank, custodian, nominee, or other record holder of our common stock votes shares on any matter, the shares held by that record holder also will be counted as present in determining whether we have a quorum, even if the record holder indicates that it does not have discretionary authority to vote the shares on another matter for which it has not received voting instructions (referred to as “broker non-votes”).

Voting by Stockholders of Record; Revocability of Proxies.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you may vote your shares by completing, dating, signing, and returning the accompanying proxy card in the postage-prepaid envelope enclosed for that purpose, whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may vote in person even if you have previously returned your proxy card.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares subject to the proxy are voted. Proxies may be revoked by (1) filing with our corporate secretary, before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our corporate secretary before the taking of the vote at the annual meeting, or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent for delivery at or before the taking of the vote at the annual meeting to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary.

Voting Instructions by Beneficial Owners; Attendance at Annual Meeting.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct the broker, bank, or other nominee that holds your shares on how to vote the shares. Your nominee has enclosed or provided a voting instruction card for you to use in directing it how to vote your shares. Please check your voting instruction card or contact your nominee to determine how you can revoke or change your voting instructions or vote in person at the annual meeting.

If you do not provide your nominee with voting instructions, your shares may constitute broker non-votes. Brokers and other nominees may vote on ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2015 without receiving voting instructions from the beneficial owners whose shares they hold, but may not vote on any other proposal unless they receive voting instructions from the beneficial owners.

As the beneficial owner of shares, you are invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares.

Vote Required

If a quorum is present at the annual meeting, election of the nine nominees to the Board of Directors in accordance with Proposal 1 will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. In the election of directors, votes may be cast “for” or withheld with respect to any or all nominees. Votes to “withhold” will not affect the outcome of the vote on this proposal.

If a quorum is present at the annual meeting, ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2015 in accordance with Proposal 2 will require the affirmative vote of a majority of the votes cast at the annual meeting. Neither abstentions nor broker non-votes will affect the outcome of the vote on this proposal.

Under our charter, if a quorum is present at the annual meeting, approval of an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan in accordance with Proposal 3 will require the affirmative vote of a majority of the votes cast at the annual meeting. Under the Marketplace Rules of the NASDAQ Stock Market, on which our common stock is listed, the minimum vote that will constitute stockholder approval of Proposal 3 is a majority of the total votes cast on the proposal. Abstentions from voting on this proposal will not affect the outcome of the vote on the proposal.

If a quorum is present at the annual meeting, approval, by an advisory vote, of the company’s named executive officer compensation as described in this proxy statement in accordance with Proposal 4 will require the affirmative vote of a majority of the votes cast at the annual meeting. Abstentions from voting on this proposal will not affect the outcome of the vote on the proposal.

Royall Holdings, LLC, or “Royall Holdings,” the owner of a business we acquired on January 9, 2015, has agreed to take all such action as may be required so that, with respect to any proposal to be voted on by our stockholders at this meeting, all shares issued to Royall Holdings in connection with the acquisition and beneficially owned by Royall Holdings and its affiliates are voted either (1) in accordance with the recommendations of our Board of Directors or (2) for or against any such proposal in the same proportion as the shares owned by all other stockholders (excluding Royall Holdings and each of its affiliates that is a stockholder of the company) are voted with respect to such proposal. As of April 17, 2015, Royall Holdings held 673,364 shares, or approximately 1.6%, of our common stock outstanding as of that date.

Recommendations of the Board of Directors

The Board of Directors unanimously recommends that stockholders vote:

•	FOR the election of each nominee to the Board of Directors

•	FOR ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2015

•	FOR approval of an amendment to the company’s 2009 stock incentive plan to increase the number of shares issuable under the plan

•	In an advisory vote, FOR approval of the company’s named executive officer compensation as described in this proxy statement

If you submit a properly signed proxy but do not indicate voting instructions for a particular proposal, your shares will be voted FOR that proposal.

Admittance to Annual Meeting

All stockholders of the company are invited to attend the annual meeting. If you plan to attend, you will be asked to present a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. In addition, if you are the beneficial owner of shares of the company’s common stock held in street name, you will need to bring proof that you were the beneficial owner of those shares as of the record date, such as a legal proxy from the record holder of your shares or a copy of a bank or brokerage statement. The purpose of this requirement is to help us verify that you are a stockholder of the company entitled to attend the meeting.

Proxy Solicitation Costs

We will pay the costs of preparing, printing, and mailing this proxy statement, the accompanying notice and proxy card, and our annual report to stockholders. We also will reimburse brokerage firms and others for reasonable expenses incurred by them in connection with their forwarding these materials to beneficial owners of the company’s shares. We have engaged MacKenzie Partners Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a service fee and the reimbursement of customary disbursements that are not expected to exceed a total of $20,000. Our officers, directors, and employees, who will not receive any compensation for their services, may solicit proxies by telephone, facsimile, e-mail, and personal solicitation.

Change in Fiscal Year

Until our most recent fiscal year, our fiscal year was the 12-month period ending on March 31. Our 2014 fiscal year ended on March 31, 2014 and our 2013 fiscal year ended on March 31, 2013. In November 2014, we elected to change our fiscal year-end from March 31 to December 31. As a result, our most recently-completed fiscal period is a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014. We refer to that period as the “2014 transition period.”

Annual Report to Stockholders and Other Information

A copy of our annual report to stockholders, which consists of a report containing our audited consolidated financial statements for the 2014 transition period and other information about our company, accompanies this proxy statement. The annual report to stockholders does not constitute proxy soliciting material.

A copy of our Annual Report on Form 10-K for the 2014 transition period, or “2014 Form 10-KT,” filed with the Securities and Exchange Commission, will be furnished without charge, without exhibits, to stockholders of record or beneficial owners of our common stock as of April 17, 2015, upon request to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or by calling (202) 266-5600. The Form 10-KT is also available through our website at www.advisory.com on the “Investor Relations” page.

Important Notice Regarding Delivery of Stockholder Documents

Only one copy of this proxy statement and one copy of our annual report to stockholders are being sent to beneficial owners of our common stock who share the same last name and address, unless they have notified the broker, bank, or other nominee that holds their shares that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs.

If any beneficial owner received a householding mailing this year and would like to receive separate copies of this proxy statement and our annual report, we will deliver the copies promptly upon request if the beneficial owner writes to us at The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary, or calls us at (202) 266-5600.

If any beneficial owners wish to discontinue householding for future proxy solicitations and receive separate copies of the proxy statement and annual report, they should so notify the broker, bank, or other nominee that holds their shares.

If any beneficial owners received multiple copies of this proxy statement and our annual report and would prefer to receive a single copy of each in the future, they should so notify the broker, bank, or other nominee that holds their shares.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing our common stock at two different brokerage firms, your household will receive two copies of our annual meeting materials, one from each brokerage firm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Upon the recommendation of the Governance Committee, the Board of Directors has nominated nine of our current directors for re-election to the Board at the annual meeting.

Election of the nine nominees to the Board of Directors will require a plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors. Votes may be cast “for” or withheld with respect to any or all nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees.

If a nominee becomes unable or unwilling to accept nomination or election, the Board of Directors may either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy or voting instructions and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee. Alternatively, if the Board of Directors does not select a substitute nominee, the proxies may vote only for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board of Directors. The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve if elected.

Under the company’s certificate of incorporation and bylaws, the number of directors that will constitute the whole Board of Directors will be determined by a resolution of the Board. Our Board of Directors currently has ten members. The number of authorized members of the Board of Directors will be reduced to nine members at the time of the annual meeting.

Director Nominees

The following table presents information as of April 1, 2015 concerning the company’s nominees for election to the Board of Directors. Each nominee, if elected, will serve until the next annual meeting of stockholders and the election and qualification of a successor, or until the nominee’s earlier death, resignation, or removal.

Name of Director Nominee	Age	Principal Occupation	Director Since
Robert W. Musslewhite	45	Chairman of the Board and Chief Executive Officer, The Advisory Board Company	2008
Sanju K. Bansal	49	Chief Executive Officer, Hunch Analytics, LLC	2009
David L. Felsenthal	44	President, The Advisory Board Company	2013
Peter J. Grua	61	Partner, HLM Venture Partners	2007
Nancy Killefer	61	Director Emeritus, McKinsey & Company	2013
Kelt Kindick	60	Advisory Partner, Bain & Company	2001
Mark R. Neaman	64	President and Chief Executive Officer, NorthShore University HealthSystem	2004
Leon D. Shapiro	56	Chief Executive Officer, Vistage International, Inc.	2004
LeAnne M. Zumwalt	56	Group Vice President, DaVita Healthcare Partners Inc.	2001

Set forth below is biographical information about each of the director nominees. In addition, we have described the experience, qualifications, attributes, and skills of each director the Board of Directors considered in determining that such director should serve on the Board.

Robert W. Musslewhite has served as a member of our Board of Directors since May 2008 and was named Chairman of the Board in April 2013. Mr. Musslewhite became our Chief Executive Officer in September 2008.

Mr. Musslewhite joined the company in 2003, initially serving in executive roles in strategic planning and new product development. He was named Executive Vice President and general manager in charge of software-based programs in 2007, and was appointed Chief Executive Officer the following year. Before joining us, Mr. Musslewhite was an Associate Principal in the Washington, D.C., Amsterdam, and Dallas offices of McKinsey & Company, an international management consulting firm, where he served a range of clients across the consumer products and other industries and was a co-leader of McKinsey’s Pricing Center. Mr. Musslewhite received an A.B. degree in Economics from Princeton University and a J.D. from Harvard Law School. The Board selected Mr. Musslewhite because of his extensive knowledge and experience in all aspects of the company’s business, his 12 years of leadership experience with the company, including in his current roles as Chairman of the Board and Chief Executive Officer, and his six years of experience in the consulting and information services fields prior to joining the company.

Sanju K. Bansal has served as a member of our Board of Directors since November 2009. Mr. Bansal has served as Chief Executive Officer of Hunch Analytics, LLC, a data analytics company, since November 2013. Prior to founding Hunch Analytics, Mr. Bansal served in various executive leadership positions with MicroStrategy Incorporated, a worldwide provider of business intelligence software, from 1990 to 2013. He held the positions of Executive Vice President from 1993 to 2013 and Chief Operating Officer from 1994 to 2012, and served as a member of MicroStrategy’s board of directors from 1997 to 2013. Mr. Bansal served as Vice Chairman of the MicroStrategy board of directors from November 2000 to November 2013. Prior to joining MicroStrategy, Mr. Bansal was a consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm, from 1987 to 1990. Mr. Bansal is currently a director of Cvent, Inc., which is listed on the New York Stock Exchange. Mr. Bansal received a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.S. in Computer Science from The Johns Hopkins University. The Board selected Mr. Bansal because of his strong background in consulting and information and systems technology, each of which is important to understanding and overseeing our operations and offerings, his leadership experience as a senior executive of a public company, his 18 years of corporate governance experience as a member of a public company board of directors, and his extensive knowledge of relevant technologies.

David L. Felsenthal has served as a member of our Board of Directors since April 2013. Mr. Felsenthal first joined us in 1992 and became our President in September 2008. During his tenure with the company, he has served in a number of research, product development, and executive roles, including as Chief Financial Officer, Secretary, and Treasurer from April 2001 through February 2006, Executive Vice President from February 2006 through December 2006, and Chief Operating Officer from January 2007 to September 2008. From September 1999 to March 2001, Mr. Felsenthal was Vice President of an affiliated health care technology company, eHospital Inc. From 1997 to 1999, Mr. Felsenthal worked as Director of Business Development and Special Assistant to the chief executive officer and chief financial officer of Vivra Specialty Partners, a private health care services and technology firm. Mr. Felsenthal received an A.B. degree from Princeton University and an M.B.A. from Stanford University. The Board selected Mr. Felsenthal because of his understanding of the company’s business, his 14 years of experience in senior leadership roles with the company, including as our former Chief Financial Officer and Chief Operating Officer and as our current President, and his extensive knowledge of health care businesses.

Peter J. Grua has served as a member of our Board of Directors since January 2007. Mr. Grua is a Partner of HLM Venture Partners, a venture capital investment firm, where his investment activities focus on health services, medical technologies, and health care information technologies. Before joining HLM in 1992, Mr. Grua was a Managing Director at Alex. Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Previously, he was a research analyst at William Blair Company, an investment banking firm, and a strategy consultant at Booz, Allen & Hamilton, a worldwide technical and management consulting firm. Mr. Grua is currently a director of Health Care REIT, which is listed on the New York Stock Exchange. Mr. Grua received an A.B. degree from Bowdoin College and an M.B.A. from Columbia University. The Board selected Mr. Grua because of his extensive knowledge of health care and consulting businesses, each of which is important to understanding and overseeing our operations and offerings, and his perspective and insights in assessing and valuing business initiatives relevant to our operations and markets, gained by ten years of experience as a research analyst and strategy consultant and 23 years of experience as a public market investor and health care venture capitalist.

Nancy Killefer has served as a member of our Board of Directors since September 2013. She served as a Director at McKinsey & Company, an international management consulting firm, from 1992 through August 2013. Ms. Killefer is currently a Director Emeritus at McKinsey & Company. She joined McKinsey & Company in 1979 and served in a number of leadership roles, including as a member of the firm’s governing board. She led the firm’s recruiting and chaired several of the firm’s personnel committees. From 2000 to 2007, she ran McKinsey& Company’s Washington, D.C. office. From 1997 through 2000, Ms. Killefer served as Assistant Secretary for Management, Chief Financial Officer and Chief Operating Officer at the U.S. Department of the Treasury. In 2000, she returned to McKinsey & Company to establish and lead the firm’s Public Sector Practice. She also served as a member of the IRS Oversight Board from 2000 to 2005 and as chair of that body from 2002 to 2004. Ms. Killefer is currently a director of Avon Products Inc. and Computer Sciences Corporation, each of which is listed on the New York Stock Exchange. Ms. Killefer received a B.A. degree from Vassar College and an M.B.A. from the MIT Sloan School of Management. The Board selected Ms. Killefer because of her long-standing service in numerous important leadership capacities with a leading management consulting firm, where she developed extensive knowledge with respect to strategy, marketing, and organizational effectiveness and efficiency issues.

Kelt Kindick has served as a member of our Board of Directors since November 2001, and was named Lead Director in November 2004. Between January 2009 until his retirement in December 2012, Mr. Kindick served as Chief Financial Officer at Bain & Company, a management consulting firm. Mr. Kindick is currently serving as Advisory Partner for Bain & Company. He joined Bain & Company in 1980, was elected a partner of the firm in 1986, and served as Managing Director of the firm’s Boston office from 1991 to 1996, and as Chairman of the firm’s executive committee from 1998 to 1999. Mr. Kindick also served as the Chief Financial Officer of the Commonwealth of Massachusetts from 2003 to 2004. Mr. Kindick is a director of WPX Energy, Inc., which is listed on the New York Stock Exchange. Mr. Kindick received a B.A. degree from Franklin & Marshall College and an M.B.A. from Harvard Business School. The Board selected Mr. Kindick because of his long-standing service as a partner at a leading management consulting firm where he developed extensive experience in assessing and advising on corporate strategy, finance, operations, and talent management, as well as his finance and accounting experience gained as a Chief Financial Officer of a professional services firm and of a state government.

Mark R. Neaman has served as a member of our Board of Directors since November 2004. Since 1992, Mr. Neaman has served as President and Chief Executive Officer of NorthShore University HealthSystem, a $1.9 billion integrated provider of health care services that includes four hospitals, a multi-specialty physician group practice with 900 physicians, and a multi-million dollar research institute. NorthShore also is an academic affiliate of The University of Chicago Pritzker School of Medicine, where Mr. Neaman holds an academic appointment as a Biomedicine Fellow. From 1984 to 1991, Mr. Neaman served as the organization’s Executive Vice President and Chief Operating Officer. Mr. Neaman received a B.S. in Business Administration and an M.S. in Business and Healthcare Administration from The Ohio State University. The Board selected Mr. Neaman because of his 23 years of leadership experience as Chief Executive Officer of a nationally recognized health care system and his knowledge of current issues facing the industry, future health care trends, and potential new product concepts, all of which are important to understanding and overseeing our operations and offerings, and his operational knowledge and experience in managing a growth enterprise.

Leon D. Shapiro has served as a member of our Board of Directors since November 2004. Since December 2012, Mr. Shapiro has served as Chief Executive Officer of Vistage International, Inc., a for-profit membership organization for chief executive officers, other executives, and business owners, and served as Vistage International, Inc.’s Chairman between December 2012 and June 2014. From September 2011 to December 2012, Mr. Shapiro served as a strategic advisor and consultant to private equity, research, and software firms. From May 2011 to August 2011, Mr. Shapiro served as Executive Vice President of Client Relations for LogicSource, a sourcing solutions firm. Between 2007 and March 2011, Mr. Shapiro served as Senior Vice President, Strategy and Operations at Warner Music Group Corp. From 2005 to 2006, Mr. Shapiro served as Group President of The NPD Group, Inc., a global provider of consumer and retail market research. From 1989 to 2004, Mr. Shapiro was with Gartner, Inc., a provider of research and analysis on the global information technology industry, where he served as President, Gartner Executive Programs and was a member of the Gartner Leadership Team. He received his bachelor’s degree in economics and political science from the Hebrew University of Jerusalem in Israel. The Board selected Mr. Shapiro because of his leadership and operational experience as a senior executive of several public and private companies, including his many years of experience at a leading research and information services provider and a leading membership organization for chief executive officers, executives, and business owners, where he developed new products, managed renewals and sales, and led corporate strategy formulation, all of which are relevant to and synergistic with our business model.

LeAnne M. Zumwalt has served as a member of our Board of Directors since November 2001. Ms. Zumwalt has served as a Vice President of DaVita Healthcare Partners Inc. (formerly known as DaVita, Inc.), a publicly-held provider of dialysis services, since 2000 and was promoted to Group Vice President in 2011. From 1997 through 1999, Ms. Zumwalt was the Chief Financial Officer of Vivra Specialty Partners, a private health care services and technology firm. From 1991 to 1997, Ms. Zumwalt held several executive positions, including Chief Financial Officer and Treasurer, with Vivra Incorporated, a publicly-held provider of dialysis services. Ms. Zumwalt also served on the board of directors of Vivra Incorporated from 1994 to 1997. Before joining Vivra Incorporated, Ms. Zumwalt was associated with Ernst & Young LLP, an international accounting firm, for ten years. Ms. Zumwalt received a B.S. degree from Pacific Union College. The Board selected Ms. Zumwalt because of her strong experience in health care and technology, each of which is important to understanding and overseeing our operations and offerings, her nine years of financial experience as a Vice President and a Chief Financial Officer and ten years of accounting experience as a public accountant, her knowledge of financial operations, and her experience with investor relations at two public health care services companies.

The Board of Directors unanimously recommends a vote FOR

the election of each of the nine director nominees to the Board of Directors

PROPOSAL NO. 2

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015

The Audit Committee has selected Ernst & Young LLP as the company’s independent registered public accounting firm to perform the audit of the company’s financial statements and the audit of the effectiveness of the company’s internal control over financial reporting for the fiscal year ending December 31, 2015. Ernst and Young LLP has served as our independent registered public accounting firm since 2002. We are asking stockholders to ratify this selection because we value our stockholders’ views on our selection of the company’s independent registered public accounting firm and as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP, the Audit Committee will take the vote into consideration in determining whether to retain Ernst & Young LLP and whether to engage the firm in future years, but may continue to retain Ernst & Young LLP as the company’s independent registered public accounting firm. If the appointment is ratified by stockholders, the Audit Committee in its discretion nevertheless may change the appointment at any time during the current fiscal year if it determines that a change would be in the best interests of the company and its stockholders.

Representatives from Ernst & Young LLP are expected to be present at the meeting. They will have the opportunity to make a statement at the meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

Fees

The following table sets forth the aggregate fees billed to us by Ernst & Young, LLP for the nine months ended December 31, 2014, which constituted the 2014 transition period, and the fiscal year ended March 31, 2014:

	Nine Months Ended December 31, 2014	Year Ended March 31, 2014

Audit Fees	$1,380,727	$583,874
Audit-Related Fees	40,000	35,000
Tax Fees	75,200	137,250
All Other Fees	—	—

Total	$1,495,927	$756,124

Audit Fees.    Audit fees were for professional services rendered for the audit of the company’s annual financial statements and the audit of the company’s effectiveness of internal control over financial reporting for the nine months ended December 31, 2014 and fiscal year 2014, for reviews of the financial statements included in the company’s quarterly reports on Form 10-Q for the quarterly periods in the nine months ended December 31, 2014 and fiscal year 2014, and for accounting consultations for the nine months ended December 31, 2014 and fiscal year 2014. The increase in audit fees resulted from increased complexity of the Company’s business as well as additional procedures performed due to transactions during the current period.

Audit-Related Fees.    Audit-related fees were for assurance and related services rendered that are reasonably related to the audit and reviews of the company’s financial statements for the nine months ended December 31, 2014 and fiscal year 2014, exclusive of the fees disclosed as Audit Fees above. For the nine months ended December 31, 2014 and fiscal year 2014, audit-related fees included fees for a benefit plan audit and consultations pertaining to acquisitions.

Tax Fees.    Tax fees were for services related to tax compliance and advisory services rendered during the nine months ended December 31, 2014 and fiscal year 2014. The reduction in tax fees between periods was attributable to the timing of bills received.

All Other Fees.    We did not incur any other fees for any services, exclusive of the fees disclosed relating to audit, audit-related, and tax services, rendered during the nine months ended December 31, 2014 and fiscal year 2014.

Audit and Non-Audit Service Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Service Pre-Approval Policy to pre-approve the following services by our independent registered public accounting firm.

Audit Services.    Audit services include the annual financial statement audit (including quarterly reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our financial statements and an opinion on our internal control over financial reporting. The Audit Committee may pre-approve specified annual audit services engagement terms and fees and other specified audit fees. All other audit services must be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee monitors the audit services engagement and may approve, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope or other items.

Audit-Related Services.    Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, historically have been provided to us by the independent registered public accounting firm, and are consistent with the SEC’s rules on auditor independence. The Audit Committee may pre-approve specified audit-related services within pre-approved fee levels. All other audit-related services must be pre-approved by the Audit Committee on an engagement-by-engagement basis.

Tax Services.    The Audit Committee may pre-approve specified tax services that the Audit Committee believes would not impair the independence of our independent registered public accounting firm and that are consistent with SEC rules and guidance. All other tax services must be approved by the Audit Committee on an engagement-by-engagement basis.

All Other Services.    The Audit Committee may pre-approve specified other services to be provided by our independent registered public accounting firm that do not fall within the established audit, audit-related, and tax services categories on an engagement-by-engagement basis.

Delegation and Fee Levels.    The Audit Committee has authorized the chair of the Audit Committee or any of its other members to pre-approve audit services, permissible non-audit services, and tax services that have not been previously pre-approved, if the services are consistent with the SEC’s rules on auditor independence and are not specified prohibited services, up to $50,000 per engagement. Engagements that exceed $50,000 must be approved by the full Audit Committee. The Audit Committee chair or other members, as applicable, are required to report any pre-approval decisions under these procedures to the full Audit Committee at its first scheduled meeting following any such pre-approval.

Pre-Approved Fee Levels.    The Audit Committee reviews the established pre-approved fee levels annually and makes adjustments to those levels as it deems necessary or appropriate. Any proposed service that would exceed the applicable pre-approved fee level, after taking into account fees incurred for services in the same category, requires approval by the Audit Committee.

Procedures.    All requests for services to be provided by the independent registered public accounting firm, which must include a detailed description of the services to be rendered and the amount of corresponding fees, are submitted to the Chief Financial Officer. The Chief Financial Officer authorizes services that have been pre-approved by the Audit Committee. If there is any question as to whether a proposed service qualifies as a pre-approved service, the Audit Committee chair is consulted for a determination. The Chief Financial Officer submits requests or applications to provide services that have not been pre-approved by the Audit Committee, which must include an affirmation by the Chief Financial Officer and the independent registered public accounting firm that the request or application is consistent with the SEC’s rules on auditor independence, to the Audit Committee (or its chair or any of its other members pursuant to delegated authority) for approval.

The Board of Directors unanimously recommends a vote FOR ratification of the selection of Ernst & Young LLP as the company’s independent

registered public accounting firm for the fiscal year ending December 31, 2015

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting and reporting practices of the company, the qualifications and independence of the company’s independent registered public accounting firm, and such other duties as directed by the Board. Management has the primary responsibility for the financial statements, and implementing the company’s financial reporting process. Management also has the primary responsibility for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America. The company’s independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of the company’s internal control over financial reporting.

The Audit Committee is governed by a charter. A copy of this charter is available on the company’s website at www.advisory.com. The Audit Committee is composed solely of independent directors as defined by the NASDAQ listing standards and Rule 10A-3 under the Securities Exchange Act of 1934.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements for the nine months ended December 31, 2014 (the “Audited Financial Statements”) and the results of management’s assessment of the effectiveness of internal control over financial reporting and the independent registered public accounting firm’s audit of internal control over financial reporting.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements and related schedule with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the Committee by the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from company management and the company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements and related schedule and management’s assessment of the effectiveness of the company’s internal control over financial reporting be included in the company’s Annual Report on Form 10-KT for the nine months ended December 31, 2014, filed by the company with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

LeAnne M. Zumwalt, Chair

Nancy Killefer

Kelt Kindick

Mark R. Neaman

PROPOSAL NO. 3 APPROVAL OF 2009 INCENTIVE PLAN AMENDMENT

The stockholders are being asked to consider and vote upon a proposal to approve an amendment to section 5 of The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan, which we refer to as the “2009 incentive plan” or the “plan,” to increase the total number of shares of common stock issuable under the 2009 incentive plan.

Stockholder approval of the amendment, which we refer to as the “2009 plan amendment,” would authorize the company to reserve as additional plan shares:

•	3,800,000 shares of common stock; and

•

all shares of common stock available for future awards under the company’s 2005 Stock Incentive Plan, or “2005 incentive plan,” as of the date of stockholder approval of the 2009 plan amendment, as well as all shares subject as of that date to outstanding awards under the 2005 incentive plan that cease to become subject to such awards (other than by reason of exercise or settlement of such awards to the extent the awards are exercised for or settled in vested and nonforfeitable shares), all of which shares we refer to as the “2005 incentive plan shares.”

Upon stockholder approval of the 2009 plan amendment, the company will make no further awards under the 2005 incentive plan. Unless transferred into the 2009 incentive plan, the 2005 incentive plan shares will cease to be available for future awards under the 2005 incentive plan as of September 22, 2015, which is the termination date for that plan. If stockholders approve the 2009 plan amendment, the 2005 incentive plan shares instead would be available for future awards for the remaining term of the 2009 incentive plan. As of April 17, 2015, 140,335 shares remained available for future awards under the 2005 incentive plan and 1,238,951 shares were subject to awards outstanding under the 2005 incentive plan.

The company is seeking approval of the 2009 plan amendment to comply with NASDAQ stockholder approval requirements applicable to material amendments to equity plans that have been approved by stockholders.

The Board of Directors approved the 2009 plan amendment, subject to stockholder approval at this annual meeting, on April 20, 2015 upon the recommendation of the Compensation Committee. If approved by stockholders at the annual meeting, the 2009 plan amendment will be effective at the time of stockholder approval.

Additional amendments to the 2009 incentive plan approved by the Board of Directors on April 20, 2015, upon the recommendation of the Compensation Committee, will become effective upon stockholder approval of the 2009 plan amendment. The additional amendments will:

•

Subject awards of options and stock appreciation rights granted under the plan to minimum vesting requirements, and eliminate existing exceptions to such minimum vesting requirements for awards of restricted stock and restricted stock units. As a result, subject to exceptions for death, disability, a change of control of the company, or termination of employment for awards granted 12 months or more before the termination date, the grant, issuance, retention, vesting, settlement, or exercisability of shares under any award that is based solely on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and the grant, issuance, retention, vesting, settlement, or exercise of shares under any award that is based solely on continued employment or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant (other than awards to non-employee directors, which will be subject only to a one-year minimum vesting requirement), but such grant, issuance, retention, vesting, settlement, or exercise may be subject to pro-rata vesting over such 36-month period following a one-year minimum vesting period.

•

Eliminate the plan administrator’s authority to waive, amend, or make exceptions to restrictions on awards, and, except with respect to awards representing a maximum of 5% of shares issuable under the plan, eliminate the administrator’s authority to accelerate the vesting, exercisability, or lapse of conditions of awards at any time in circumstances other than those referred to above.

You are urged to read this entire proposal and the complete plan document, which is attached as Appendix B to this proxy statement. We believe that the 2009 plan amendment is necessary to recruit and retain key employees critical to our success and to align the interests of our management with the interests of our stockholders, and thus that this proposal is in the best interests of our stockholders. We have explained our reasons for supporting this proposal under “Why We Believe You Should Vote For This Proposal” below.

Prior Stockholder Approvals

The company’s stockholders approved the 2009 incentive plan at our 2009 annual meeting of stockholders held on September 11, 2009 and approved an amendment to increase the total number of shares of common stock issuable under the plan at our 2011 annual meeting of stockholders held on September 13, 2011. At our 2013 annual meeting of stockholders held on September 5, 2013, the company’s stockholders approved (1) an amendment to the 2009 incentive plan to increase the total number of shares of common stock issuable under the plan by 2,125,000 shares, (2) an amendment to the 2009 incentive plan to increase the maximum term for option and freestanding stock appreciation rights awards under the plan from five years to seven years, effective for awards granted from and after the date of such stockholder approval, and (3) the material terms for payment of performance-based compensation under the 2009 incentive plan as required by Section 162(m) of the Internal Revenue Code, or “Code.”

Why We Believe You Should Vote For This Proposal

Approval of the 2009 plan amendment will increase the total number of shares of common stock issuable under the 2009 incentive plan by (a) 3,800,000 shares plus (b) the number of any additional shares that were originally authorized for issuance under the 2005 incentive plan that could become issuable under the 2009 incentive plan, as described in this proposal. If this proposal is approved by stockholders, we will cease making grants under the 2005 incentive plan as of the date of stockholder approval.

The Board of Directors believes that the 2009 plan amendment is essential for the ongoing success of our company and its ability to recruit, retain, and reward key employees and to continue to provide equity-based compensation in a manner that is consistent with the company’s current compensation program and aligned with stockholders’ interests. If this proposal is not approved by stockholders, the Compensation Committee will continue to make grants under the 2009 incentive plan and the 2005 incentive plan, until the termination of the 2005 incentive plan on September 22, 2015, to the extent of the shares of common stock remaining available for issuance under those plans and otherwise in accordance with the current terms of the plans. Our directors believe that if this proposal is not approved, our ability to align the interests of key employees with stockholders through equity-based compensation would be compromised, disrupting our compensation program and impairing our ability to recruit and retain key employees, or requiring us to shift our compensation plan to include more cash compensation.

Our Continuing Emphasis on Linking Compensation and Stockholder Value Creation.    We believe it is essential to provide a long-term link between compensation and stockholder value creation, and we rely on equity compensation as one of the most efficient and effective means to create such a relationship. Our long-term equity incentive program is designed to align the interests of our officers and other key employees with those of stockholders, motivate the executive officer team to achieve key financial goals, and reward superior performance over a multi-year period. We historically have used options and restricted stock units to create this link between pay and performance. Options inherently have no value unless our stock price increases, because the 2009 incentive plan requires options to be granted with an exercise price at least equal to fair market value of our common stock on the date of grant. The fair value of a restricted stock unit fluctuates with upward or downward movements in our stock price, which serves to align management’s interests with those of stockholders while at the same time creating more stability by providing an incentive for the holders of restricted stock units to remain with the company even if our stock price declines after the date of grant. If stockholders do not approve the 2009 plan amendment, our ability to create long-term incentives for key employees will be substantially diminished.

The Need to Provide Competitive Compensation.    Similar to other companies in our industry, we believe equity compensation is integral in providing a competitive total compensation package necessary to recruit, retain, and reward key employees. Successful execution of our business strategy requires us to hire and retain high-performing key employees in a number of functional areas, including senior management, operations, engineering, software development, sales, marketing, finance, legal, human resources, and strategy. We compete in the labor market for these talented employees with many other public and privately-held companies that provide equity-based compensation, and we believe that we must continue granting equity-based awards to remain a competitive employer. Therefore, we believe it is essential to our business strategy to have equity-based compensation as a component of our compensation program.

Cash Compensation Expense Increase.    If our ability to provide equity compensation is impaired, our company’s cash compensation costs could increase substantially to offset equity compensation typically provided in the marketplace and maintain total compensation levels to attract and retain top performers. It is important that we use our cash resources to operate and expand our business, rather than unnecessarily divert cash to pay compensation that otherwise would be delivered through equity-based awards.

History of Prudent Usage.    Our historic equity usage has been effective in recruiting and retaining talent and aligning management incentives with company performance, and has been in line with industry norms on an aggregate basis. We set targets for equity compensation based on industry standards and other data provided to the Compensation Committee by an independent compensation consultant. Based on this information, our equity usage is consistent with the broader market as well as with the peer group of companies we use to benchmark executive compensation.

In 2013, in connection with the approval by our stockholders of a share increase amendment to the 2009 incentive plan, we committed to cap our aggregate average annual “burn rate” under the 2009 incentive plan and the 2005 incentive plan at 4.74% for fiscal years 2014, 2015, and 2016. As part of our active management of equity compensation in line with industry standards and this commitment, over the 2014 transition period and our two prior fiscal years (2013 and 2014), our annual burn rate (options and full-value shares granted, as a percentage of shares outstanding, with full-value shares counting as two and one one-hundredths (2.01) shares and options as one (1) share) has averaged 3.08%, which is below the average of our industry. If we had not changed our fiscal year-end in November 2014 from March 31 to December 31, our burn rate average for the twelve months ended March 31, 2013, March 31, 2014, and March 31, 2015 would have been 3.07%.

In addition, we have repurchased approximately 1,493,405 shares of our common stock for a total purchase price of approximately $75.9 million from April 1, 2012 through December 31, 2014 under our share repurchase program. We will continue to seek an appropriate balance between meeting employee hiring, retention, and compensation goals and avoiding excessive stockholder dilution.

Promotion of Good Corporate Governance Practices.    The company and the Board of Directors designed the 2009 incentive plan to include a number of provisions that we believe promote best practices by reinforcing the alignment between stock-based compensation arrangements and stockholders’ interests. Under these provisions:

•	Options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

At any time when the exercise price of an option or stock appreciation right is above the market value of company common stock, the company may not, without stockholder approval, “reprice” those awards by reducing the exercise price of such option or stock appreciation right or exchanging such option or stock appreciation right for cash or a new award with a lower (or no) exercise price.

•

Consistent with the Policy Regarding Change of Control Severance Payments adopted by our Compensation Committee, the 2009 incentive plan specifies that the definition of “change of control” used under any award will mean the occurrence or consummation of a change of control transaction or event and will not consist solely of the announcement or stockholder approval of any such transaction or event.

•	There is no vesting in dividends or dividend-equivalent rights paid on performance-based awards unless the underlying awards vest.

•	The company has the authority under the 2009 incentive plan to cancel outstanding awards, whether vested or unvested, if the applicable plan participant engages in an “act of misconduct.”

•

Awards under the 2009 incentive plan are subject to mandatory repayment by the participant to the company to the extent the participant is, or in the future becomes, subject to any company “clawback” or recoupment policy that is adopted to comply with the requirements of (1) any applicable law, rule, or regulation, or otherwise, or (2) any law, rule, or regulation which imposes mandatory recoupment, under circumstances set forth in any such law, rule, or regulation.

•

Awards generally may not be transferred except by will or the laws of descent and distribution or, if approved by the administrator, to certain family members, family trusts, or family partnerships pursuant to a gift or domestic relations order.

•	The 2009 incentive plan does not have any reload or “evergreen” share replenishment features.

•

If the 2009 plan amendment is approved, awards will be subject to minimum vesting requirements, and the plan administrator will no longer have authority to waive, amend, or make exceptions to plan restrictions on awards or, except with respect to awards representing a maximum of 5% of shares issuable under the plan, to accelerate the vesting, exercisability, or lapse of conditions of awards at any time in circumstances other than those described in this proposal.

Equity Awards and Other Plan Information.    The following table includes information regarding all of the company’s outstanding equity awards and shares available for future awards under the company’s equity plans as of April 17, 2015, without giving effect to this Proposal 3:

Total shares underlying all outstanding options (1)	4,711,619
Weighted average exercise price of outstanding options (1)	$46.02
Weighted average remaining contractual life of outstanding options (1)	5.34 years
Total shares underlying all outstanding and unvested restricted stock and restricted stock unit awards (2)	1,287,160
Shares available for future awards under all existing equity compensation plans: (3)
2005 incentive plan	140,335
2009 incentive plan	228,814

(1)	Includes 1,723,700 outstanding options granted pursuant to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, which was established on January 9, 2015 in connection with the company’s acquisition of Royall Acquisition Co. and which is discussed below under “Equity Compensation Plan Information.”
(2)	Includes 143,702 outstanding unvested restricted stock unit awards pursuant to The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees.
(3)	Does not include approximately 1,475,413 shares of common stock remaining available for issuance under the company’s employee stock purchase plan.

Upon approval of the 2009 incentive plan by stockholders on September 11, 2009, the company’s 2006 Stock Incentive Plan, which we refer to as the “2006 incentive plan,” was frozen with respect to new awards as of that date, and the shares available for future awards under the 2006 incentive plan then were included in the share pool available for future awards under the 2009 incentive plan. If this proposal is approved by stockholders, the 2005 incentive plan will be frozen with respect to new awards as of the date of stockholder approval, and the shares available for future awards under the 2005 incentive plan will be included in the share pool available for future awards under the 2009 incentive plan. As a result, no further awards will be made under either the 2005 incentive plan or the 2006 incentive plan. However, all shares subject to outstanding awards under the 2006 incentive plan as of June 26, 2009 or under the 2005 incentive plan as of the date of stockholder approval of this proposal that subsequently are forfeited or are not settled on account of expiration of such an award will become available for new awards under the 2009 incentive plan.

Summary of Material Provisions of 2009 Incentive Plan

The following summary of the material provisions of the 2009 incentive plan, as the plan is proposed to be amended by the 2009 plan amendment and the other amendments discussed in this proposal, is qualified in its entirety by reference to the complete text of the 2009 incentive plan, which is attached as Appendix B to this proxy statement and incorporated by reference into this proposal. You are urged to read this proposal and the text of the 2009 incentive plan in their entireties.

Unless the context requires otherwise, references to “the company” in the following summary refer solely to The Advisory Board Company and not to subsidiaries of The Advisory Board Company.

Administration.    The 2009 incentive plan is administered by the Compensation Committee. Subject to the express provisions of the 2009 incentive plan, the administrator is authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of the 2009 incentive plan. The Compensation Committee may authorize one or more officers of the company to perform any or all things that the administrator is authorized and empowered to do or perform under the 2009 incentive plan. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the 2009 incentive plan to one or more officers or employees of the company or any subsidiary, and/or to one or more agents.

The Board of Directors is authorized to appoint one or more committees of the Board consisting of one or more directors of the company who need not be non-employee directors. Any such committees would be authorized to administer the 2009 incentive plan with respect to participants in the plan who are not the company “officers” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934 or the company directors and, in this capacity, would be authorized to grant awards under the 2009 incentive plan to such participants and to determine all terms of such awards.

Participants.    Any person who is a current or prospective officer or employee of the company or of any subsidiary is eligible for selection by the administrator for the grant of awards under the 2009 incentive plan. In addition, non-employee directors and any service providers who have been retained to provide consulting, advisory, or other services to the company or to any subsidiary are eligible for the grant of awards under the 2009 incentive plan. Options intending to qualify as “incentive stock options,” or “ISOs,” within the meaning of Section 422 of the Code may be granted only to employees of the company or any subsidiary. As of April 1, 2015, approximately 3,100 employees and eight non-employee directors were eligible to participate in the 2009 incentive plan.

Shares Subject to the 2009 Incentive Plan and to Awards.    Subject to adjustments for changes in the company’s capitalization, the aggregate number of shares issuable pursuant to all awards granted on or after the date of stockholder approval of this Proposal 3 may not exceed the sum of:

•	3,800,000 shares;

•	any shares that were authorized and remained available for issuance under the 2009 incentive plan and the 2005 incentive plan as of the date of stockholder approval of this Proposal 3;

•

any shares subject to outstanding awards under the 2009 incentive plan and the 2005 incentive plan as of the date of stockholder approval of this Proposal 3 that on or after the date of such stockholder approval cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); and

•

any shares subject to outstanding awards under the 2006 incentive plan as of June 26, 2009 that on or after the date of stockholder approval of Proposal 3 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares).

Shares granted under options or stock appreciation rights will be counted against this limit on a one-for-one basis and any shares granted as awards other than options or stock appreciation rights will be counted against this limit as two and one one-hundredths (2.01) shares for every one (1) share subject to such award. The shares issued pursuant to awards granted under the 2009 incentive plan may be shares that are authorized and unissued or shares that were reacquired by the company, including shares purchased in the open market.

For purposes of determining the share limits described in the paragraph above, the aggregate number of shares issued under the 2009 incentive plan at any time will equal only the number of shares actually issued upon exercise or settlement of an award. Notwithstanding the foregoing, shares subject to an award under the 2009 incentive plan may not again be made available for issuance under the 2009 incentive plan if such shares are:

•	shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right;

•	shares used to pay the exercise price of an option;

•	shares delivered to or withheld by the company to pay the withholding taxes related to an award; or

•	shares repurchased on the open market with the proceeds of an option exercise.

Shares subject to awards that have been canceled, expired, forfeited, or otherwise not issued under an award and shares subject to awards settled in cash will not count as shares issued under the 2009 incentive plan. Any shares that again become available for grant will be added back as one (1) share if such shares were subject to options or stock appreciation rights granted under the 2009 incentive plan, and as two and one one-hundredths (2.01) shares if such shares were subject to awards other than options or stock appreciation rights granted under the 2009 incentive plan.

For a summary of the maximum number of shares subject to awards that may be granted under the 2009 incentive plan during any calendar year and the aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 incentive plan, see “Performance-Based Compensation Terms” below. Subject to certain exceptions, the aggregate number of shares subject to options and stock appreciation rights granted under the 2009 incentive plan during any calendar year to any one non-employee director will not exceed 60,000 shares, and the aggregate number of shares issued or issuable under all awards granted under the 2009 incentive plan other than options or stock appreciation rights during any calendar year to any one non-employee director will not exceed 30,000 shares. In the calendar year in which a non-employee director first joins the Board of Directors, is designated as Chairman of the Board, or is designated as Lead Director, the maximum number of shares subject to awards granted to the non-employee director may be up to 200% of the number of shares set forth in the foregoing limits. The aggregate number of shares issued under the 2009 incentive plan pursuant to all awards granted to service providers, other than employees or non-employee directors, will not exceed 200,000 shares.

In the event that the company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of shares authorized for issuance under the 2009 incentive plan will be increased to the extent necessary to satisfy such assumed equity awards and such shares will not reduce the shares otherwise authorized for issuance under the 2009 incentive plan. In the event that a corporation acquired by the company, or with which the company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the 2009 incentive plan and will not reduce the shares authorized for issuance under the 2009 incentive plan, so long as awards using such available shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employees, directors, or consultants of the company immediately before such acquisition or combination.

On April 17, 2015, the closing price of the company’s common stock as reported on the NASDAQ Global Select Market was $52.31 per share.

Fair Market Value Determination.    For so long as the company’s common stock is traded on the NASDAQ Global Select Market, the fair market value of the common stock on an award grant date, or on any other date for which fair market value is required to be established under the 2009 incentive plan, will be the official closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the date in question. If no shares of the company’s common stock are traded on the NASDAQ Global Select Market on such date, the fair market value of the common stock will be the closing price per share at which shares of the common stock are sold in the regular way on the NASDAQ Global Select Market on the next preceding date for which shares of the company’s common stock are traded on the NASDAQ Global Select Market.

If the company’s common stock ceases to be traded on the NASDAQ Global Select Market, fair market value will similarly be determined by reference to the closing price per share at which shares of the company’s common stock are sold on any other exchange, listing, quotation, or similar service. If no such closing price is available, the administrator will determine the fair market value of the common stock by such other valuation method, consistent with Section 409A of the Code, as the administrator may determine.

Option Awards.    The administrator will establish the exercise price per share under each option, which, other than in the event of options granted in connection with a merger or other acquisition, will not be less than the fair market value of a share on the date the option is granted. The administrator will establish the term of each option, which in no case may exceed a period of seven years from the date of grant. Options granted under the 2009 incentive plan may either be ISOs or nonqualified stock options which are not intended to qualify as ISOs, or “NQSOs.” For awards made on or after the date of stockholder approval of this Proposal 3, subject to exceptions for death, disability, a change of control of the company, or, with respect to an option granted 12 months or more before the date of a termination of employment, in connection with such termination of employment, the vesting and/or exercisability of any option that is based solely on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and any option under which vesting and/or exercise is based solely on continued employment or the passage of time may not vest or be exercised in full prior to the 36th month following its date of grant (other than awards to non-employee directors, which will be subject only to a one-year minimum vesting requirement), but such vesting and/or exercise may be subject to pro-rata vesting over such 36-month period following a one-year minimum vesting period. Unless such an action is approved by stockholders, the 2009 incentive plan prohibits repricing out-of-the-money options and stock appreciation rights (that is, reducing the exercise price of an option or stock appreciation right with an exercise price above the market value of the company’s common stock or exchanging any such option or stock appreciation right for cash or a new award with a lower (or no) exercise price).

Stock Appreciation Rights.    A stock appreciation right provides the right to the monetary equivalent of the increase in value of a specified number of the shares over a specified period of time after the right is granted. Stock appreciation rights may be granted to participants either in tandem with or as a component of other awards granted under the 2009 incentive plan, or “tandem SARs,” or not in conjunction with other awards, or “freestanding SARs.” All freestanding SARs will be granted subject to the same terms and conditions applicable to options as set forth above (including the minimum vesting requirements) and in the 2009 incentive plan and all tandem SARs will have the same exercise price, vesting, exercisability, forfeiture, and termination provisions as the award to which they relate. The 2009 incentive plan prohibits repricing stock appreciation rights without stockholder approval.

Restricted Stock and Restricted Stock Units.    Restricted stock is an award or issuance of shares that the grant, issuance, retention, vesting, and/or transferability of which is subject during specified periods of time to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in shares under which the issuance of shares is subject to conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Participants holding shares of restricted stock granted under the 2009 incentive plan may exercise full voting rights with respect to those shares during the period of restriction. Participants have no voting rights with respect to shares underlying restricted stock units unless and until such shares are reflected as issued and outstanding shares on the company’s stock ledger. Participants in whose name restricted stock is granted are entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the administrator. Shares underlying restricted stock units are entitled to dividends or dividend equivalents only to the extent provided by the administrator. Participants will not vest in dividends paid on performance-based awards of restricted stock or in dividend equivalent rights paid on performance-based awards of restricted stock units, and will be required to forfeit and repay to the company such dividends and dividend equivalent rights, if the performance criteria for the underlying awards of restricted stock or restricted stock units are not achieved.

Subject to exceptions for death, disability, a change of control of the company, or, with respect to any such award granted 12 months or more before the date of a termination of employment, in connection with such termination of employment, the grant, issuance, retention, vesting, or settlement of shares under any such award that is based solely on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than 12 months, and the grant, issuance, retention, vesting, or settlement of any restricted stock or restricted stock unit award that is based solely on continued employment or the passage of time may not vest or be settled in full prior to the 36th month following its date of grant (other than awards to non-employee directors, which will be subject only to a one-year minimum vesting requirement), but such grant, issuance, retention, vesting, and/or settlement may be subject to pro-rata vesting over such 36-month period following a one-year minimum vesting period.

Incentive Bonuses.    Each incentive bonus confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year. The administrator establishes the performance criteria and level of achievement versus these criteria that will determine the target and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations.

Deferral of Gains.    The administrator may provide, in an award agreement or otherwise, for the deferred delivery of shares upon settlement, vesting, or other events with respect to restricted stock or restricted stock units, or in payment or satisfaction of an incentive bonus.

Performance-Based Compensation Terms.    The administrator may establish performance criteria and level of achievement versus such criteria that will determine the number of shares to be granted, retained, vested, issued, or issuable under or in settlement of, or the amount payable pursuant to, an award, which criteria may be based on “qualifying performance criteria,” as described below, or other standards of financial performance or personal performance evaluations. In addition, the administrator may specify that an award or a portion of an award is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, so long as the performance criteria for such award or portion of an award that is intended by the administrator to satisfy the requirements for performance-based compensation under Section 162(m) of the Code will be a measure based on one or more qualifying performance criteria selected by the administrator and specified at the time the award is granted.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer or any of its three other most highly compensated officers (excluding the chief financial officer). However, there is no limitation on the deductibility of compensation paid to such officers, or “covered employees,” that represents qualified performance-based compensation under Section 162(m). To constitute qualified performance-based compensation, the compensation paid by the corporation to its covered employees must be paid under a plan whose material terms for the payment of such compensation have been approved by the corporation’s stockholders. Further, any such compensation must be paid solely on account of the achievement of one or more objective performance goals established in writing by a qualified committee while the achievement of such goals is substantially uncertain and in any event not later than 90 days after the performance period begins. The amount of compensation payable if a performance goal is achieved may not be increased, but the committee may reduce or eliminate compensation even if the performance goal is achieved.

Section 162(m) requires stockholder approval of performance-based compensation every five years. Stockholders last approved the Section 162(m) performance-based compensation terms under the 2009 incentive plan at our 2013 annual meeting of stockholders.

Awards of qualified performance-based compensation may be granted under the 2009 incentive plan to individuals who are officers of the company or any of its subsidiaries. As of April 1, 2015, seven officers of the company and its subsidiaries were eligible to participate in the 2009 incentive plan.

The 2009 incentive plan contains limitations on the number of shares available for issuance with respect to specified types of awards. Subject to adjustments for changes in the company’s capitalization:

•

the maximum number of shares of the company’s common stock subject to options or stock appreciation rights that may be granted under the 2009 incentive plan in a calendar year to any person eligible for an award is 1,000,000 shares, such that options and stock appreciation rights granted with an exercise or base price of at least fair market value of our common stock on the date of grant will be deemed to satisfy qualifying performance criteria in accordance with Section 162(m) without further application of any of the qualifying performance criteria described below;

•

the maximum number of shares of the company’s common stock that may be granted under the 2009 incentive plan, other than pursuant to options or stock appreciation rights, in a calendar year to any person eligible for an award is 1,000,000 shares; and

•

the maximum amount payable under the 2009 incentive plan pursuant to that portion of an incentive bonus granted in any calendar year to any person eligible for an award that is intended to satisfy the requirements for performance-based compensation is $5,000,000.

Subject to adjustments for changes in the company’s capitalization, the maximum number of shares of the company’s common stock that may be subject to any and all stock-based awards granted under the 2009 incentive plan in a calendar year to any person eligible for an award is 1,000,000 shares, and the maximum aggregate number of shares that may be issued pursuant to the exercise of ISOs granted under the 2009 incentive plan is 2,110,000 shares.

The 2009 incentive plan authorizes the establishment of performance goals based on any one or more qualifying performance criteria. For purposes of the 2009 incentive plan, the term “qualifying performance criteria” means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

The administrator will certify the extent to which any qualifying performance criteria have been satisfied and the amount payable as a result thereof, prior to payment, settlement, or vesting of any award that is intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may be reduced, but not increased, by the administrator on the basis of such further considerations as the administrator in its sole discretion may determine.

To the extent consistent with Section 162(m) of the Code, (1) unless the administrator otherwise establishes in writing in connection with an award at the time the award is granted, the administrator will appropriately adjust any evaluation of performance under qualifying performance criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items, and all items of gain, loss, or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements or notes to the financial statements, and (2) the administrator may appropriately adjust any evaluation of performance under qualifying performance criteria to exclude any one or more of the following events occurring during a performance period:

•	asset write-downs;

•	litigation or claims, judgments, or settlements;

•	acquisitions or divestitures;

•	foreign exchange gains and losses;

•	accruals of any amounts for payment under the 2009 incentive plan or any other compensation arrangement maintained by the company or any subsidiary; and

•	the impact of repurchase of shares of stock under share repurchase programs.

Settlement of Awards.    Awards may be settled in shares, cash, or a combination thereof, as determined by the administrator.

Amendment and Termination.    The Board of Directors may amend, alter, or discontinue the 2009 incentive plan, and the administrator may amend or alter any agreement or other document evidencing an award made under the 2009 incentive plan, except no such amendment may, without the approval of the stockholders of the company (other than in respect of a change in the company’s capitalization): increase the maximum number of shares for which awards may be granted under the 2009 incentive plan; reduce the exercise price of outstanding options and stock appreciation rights; extend the term of the 2009 incentive plan; change the class of persons eligible to be participants; increase the individual maximum limits set forth in the 2009 incentive plan; or otherwise amend the 2009 incentive plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements.

No amendment or alteration to the 2009 incentive plan or an award or award agreement may be made that would impair the rights of the holder of an award without such holder’s consent, except that no such consent will be required if the administrator determines in its sole discretion and prior to the date of any change of control of the company that such amendment or alteration either is required or advisable in order for the company, the 2009 incentive plan, or the award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Change of Control.    In the event there is a change in the number or kind of outstanding shares under the 2009 incentive plan as a result of a change of control of the company, other merger, consolidation or otherwise, then the administrator will determine the appropriate and equitable adjustment to be effected. In addition, in the event of such a change, the administrator may accelerate the time or times at which any award may be exercised and may provide for cancellation of such accelerated awards that are not exercised within a time prescribed by the administrator in its sole discretion.

Adjustments.    The number and kind of shares available for issuance under the 2009 incentive plan, and the number and kind of shares subject to the individual limits set forth under the 2009 incentive plan, will be equitably adjusted by the administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend, or distribution of securities, property, or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of the company outstanding. The terms of any outstanding award will also be equitably adjusted by the administrator as to price, number, or kind of shares subject to such award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different awards or different types of awards.

Transferability.    Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or stock appreciation right may be exercisable only by the participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the administrator, the person to whom an award is initially granted may make certain limited transfers to certain family members, family trusts, or family partnerships.

No Right to Company Employment.    Nothing in the 2009 incentive plan or an award agreement will interfere with or limit in any way the right of the company, its subsidiaries, and/or its affiliates to terminate any participant’s employment, service on the Board of Directors, or service for the company at any time or for any reason not prohibited by law, nor will the 2009 incentive plan or an award itself confer upon any participant any right to continue the participant’s employment or service for any specified period of time. Neither an award nor any benefits arising under the 2009 incentive plan will constitute an employment contract with the company, any subsidiary, and/or its affiliates.

Compliance with Law.    The 2009 incentive plan, the grant, issuance, vesting, exercise, and settlement of awards thereunder, and the obligation of the company to sell, issue, or deliver shares under such awards, will be subject to all applicable foreign, federal, state, and local laws, rules, and regulations, to stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The company will not be required to issue or deliver any certificates for shares prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body that the company will, in its sole discretion, determine to be necessary or advisable.

Termination of the 2009 Incentive Plan.    The 2009 incentive plan became effective on September 11, 2009 and, unless earlier terminated by the Board of Directors, will remain available for the grant of awards until the tenth anniversary of the effective date.

Resales of Shares by Participants.    Shares of the company’s common stock issued pursuant to the 2009 incentive plan will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of the company, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of the company may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about the company.

Federal Income Tax Treatment.    The following discussion of the federal income tax consequences of the 2009 incentive plan is intended to be a summary of applicable federal law as currently in effect.

Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements.

An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long-term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of stock acquired pursuant to exercise of an ISO before satisfying these holding periods, the excess of the fair market value of the option shares on the date of disposition over the exercise prices will be taxable income to the optionee at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised. The company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the company will be entitled to an income tax deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.

If an optionee pays the exercise price of an ISO by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the optionee acquired the shares being tendered pursuant to the exercise of an ISO and have not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

If an optionee makes a cashless exercise of an ISO, the optionee will have a disqualifying disposition of the shares that are sold under the cashless exercise program. As a result, as to these shares, the optionee will be taxed in the year of exercise at ordinary-income rates. A cashless exercise thus always involves a disqualifying disposition of shares acquired under an ISO.

In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO described below.

An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on subsequent disposition of the shares is long- term capital gain (or loss) if the shares are held for at least one year following exercise. The company does not receive an income tax deduction for this gain.

If an optionee tenders shares in payment of part or all of the exercise price of an NQSO, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an ISO. In such an event, the optionee will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the optionee had paid the exercise price in cash.

Stock Appreciation Rights.    An optionee is not taxed on the grant of a stock appreciation right. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.

Restricted Stock and Restricted Stock Units.    Grantees of restricted stock or restricted stock units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and the company will receive a corresponding income tax deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. If the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the company (such as upon the participant’s termination prior to vesting), the participant may not claim an income tax deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received unless the participant has made the election described above, in which case the dividends will be taxable as dividends.

Incentive Bonuses.    A participant will have taxable income at the time an incentive bonus award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.

Company Deduction and Section 162(m).    For the individual serving as the chief executive officer of the company at the end of the taxable year and for the individuals serving as officers of the company or a subsidiary at the end of such year who are among the three most highly compensated officers (other than the chief financial officer) for proxy reporting purposes, Section 162(m) limits the amount of compensation otherwise deductible by the company and its subsidiaries for such year to $1 million for each such individual, except to the extent that such compensation is performance-based compensation. The company expects that NQSOs, ISOs, and stock appreciation rights to qualify as performance-based compensation. The administrator may establish performance conditions and other terms with respect to grants of restricted stock, restricted stock units, and incentive compensation awards in order to qualify such grants as performance-based compensation for purposes of Section 162(m).

Tax Withholding.    Payment of the taxes imposed on awards made under the 2009 incentive plan may be made by withholding from payments otherwise due and owing to the holder.

Plan Benefits.    The benefits that will be awarded or paid under the 2009 incentive plan are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in the 2014 transition period under the company’s stock plans to the company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards in 2014 Transition Period” in the Executive Compensation section of this proxy statement.

Equity Compensation Plan Information

The table below provides information about our equity compensation plans at December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units, Warrants And Rights (a)	Weighted Average Exercise Price of Outstanding Options, Restricted Stock Units, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuances Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders	3,787,879	$43.20	2,782,872
Equity compensation plans not approved by stockholders	—	—	—

Total	3,787,879	$43.20	2,782,872

Column (c) above includes 715,670 shares of common stock remaining available for future issuance under our 2005 incentive plan at December 31, 2014, 589,236 shares of common stock remaining available for future issuance under our 2009 incentive plan at December 31, 2014, and 1,477,966 shares of common stock remaining available for future issuance under our employee stock purchase plan at December 31, 2014.

The table above does not provide information about The Advisory Board Company Inducement Stock Incentive Plan for Royall Employees, which was established on January 9, 2015 in connection with the company’s acquisition of Royall Acquisition Co., or “Royall,” on that date. As permitted under the NASDAQ Marketplace Rules, this equity compensation plan has not been approved by stockholders. The company established the inducement plan to provide for inducement grants of equity awards to certain continuing Royall employees to attract and retain their services following the acquisition. In connection with the closing of the acquisition, inducement awards were made to approximately 60 continuing employees of Royall, and consisted of performance-based stock options to purchase an aggregate of 1,760,000 shares of common stock, and performance-based restricted stock units for an aggregate of 146,667 shares of common stock. Stock options granted under the inducement plan have an exercise price equal to the closing price of company common stock on the NASDAQ Global Select Market on January 9, 2015. The stock options have a seven-year term and are eligible to vest, if performance-based vesting criteria are satisfied, in installments commencing in January 2017 and ending in January 2020. The restricted stock units are also eligible to vest in installments commencing in January 2017 and ending in January 2020, subject to satisfaction of performance-based vesting criteria. The vesting criteria in both cases are based on performance of the Royall programs and services. As of April 17, 2015, awards for a total of 1,867,402 shares remained outstanding.

The Board of Directors unanimously recommends a vote FOR approval of the 2009 incentive plan amendment

PROPOSAL NO. 4 ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, the Board of Directors is asking stockholders to approve, on an advisory basis, the compensation of the company’s named executive officers as described in this proxy statement. This vote, known as “say on pay,” gives you the opportunity to share your views about the compensation we pay to our “named executive officers,” who are the executive officers identified in the Summary Compensation Table presented in the Executive Compensation section of this proxy statement.

As described below in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee has structured our executive compensation program to emphasize long-term, performance-dependent pay to motivate and reward long-term value creation for the company’s stockholders. The Board of Directors urges stockholders to read the Compensation Discussion and Analysis, which describes in detail how the company’s executive compensation practices operate and are designed to achieve our core executive compensation objectives, as well as the Summary Compensation Table and other compensation tables and related narrative appearing in the Executive Compensation section of this proxy statement, which provide detailed information about the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act and the SEC’s rules thereunder, we are asking stockholders to approve this proposal by approving the following non-binding resolution:

RESOLVED, that the company’s shareholders APPROVE, on an advisory basis, the compensation of the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

You may vote for or against this proposal or abstain from voting on the proposal. This “say on pay” vote is advisory and is therefore not binding on the company, the Compensation Committee, or the Board of Directors. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and, to the extent that there is any significant vote against approval of the named executive officer compensation as disclosed in this proxy statement, they will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR

approval of the company’s compensation of its named

executive officers as described in this proxy statement

BOARD CORPORATE GOVERNANCE MATTERS

Director Independence

We apply the director independence standards of the NASDAQ Marketplace Rules in determining the independence of our Board members. Under the Marketplace Rules, a director will qualify as an “independent director” only if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and the director does not otherwise have a disqualifying relationship with us of the type described in the Marketplace Rules. The Board has determined that each of the following seven of our ten current directors is independent under the foregoing standards: Mr. Bansal; Mr. Grua; Ms. Killefer; Mr. Kindick; Mr. Neaman; Mr. Shapiro; and Ms. Zumwalt.

In assessing Mr. Neaman’s independence, the Board considered that NorthShore University HealthSystem, of which Mr. Neaman serves as President and Chief Executive Officer, is a member of several of our membership programs, but that the fees paid by NorthShore University HealthSystem to the company accounted for less than 1% of the company’s total revenue for the 2014 transition period and represented payment for transactions conducted on customary commercial terms in the ordinary course of business. In assessing Ms. Zumwalt’s independence, the Board considered that DaVita Healthcare Partners Inc., of which Ms. Zumwalt serves as Group Vice President, is a member of one of our membership programs, but that the fees paid by DaVita Healthcare Partners Inc. to the company accounted for less than 1% of the company’s total revenue for the 2014 transition period and represented payment for transactions conducted on customary commercial terms in the ordinary course of business.

Board of Directors Meetings and Committees

During the 2014 transition period, all directors attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which they served during the period for which they served.

During the 2014 transition period, the Board of Directors met 11 times. The Board of Directors meets in regularly scheduled executive sessions at least two times per year and met five times in executive session during this period. These sessions, which were attended only by the Board’s independent directors, were chaired by Mr. Kindick, our independent Lead Director.

We do not have a policy on director attendance at our annual meetings of stockholders. One of our directors attended our 2014 annual meeting of stockholders.

The Board’s standing committees include the Audit Committee, the Compensation Committee, and the Governance Committee. The role of each of the committees is governed by a charter adopted by the Board. A copy of each committee’s charter is available for review on our website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Audit Committee.    The members of our Audit Committee are Ms. Zumwalt, Ms. Killefer, Mr. Kindick, and Mr. Neaman. Ms. Zumwalt serves as chair of the Audit Committee. The Audit Committee, in addition to its other responsibilities:

•	is directly responsible for the appointment, compensation, and oversight of the work of our independent registered public accounting firm;

•	approves in advance audit and any permissible non-audit services performed by our independent registered public accounting firm;

•	reviews our internal controls with our independent registered public accounting firm and management;

•	reviews the adequacy of our accounting and financial controls as reported by management and our independent registered public accounting firm; and

•	oversees our compliance systems and codes of conduct.

Each member of the Audit Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and meets additional independence criteria applicable to audit committee members under Rule 10A-3 under the Securities Exchange Act of 1934, or “Exchange Act.” The Board of Directors has determined that all of the company’s Audit Committee members are financially literate and has determined that Ms. Zumwalt meets the qualifications of an “audit committee financial expert” as defined under SEC rules. The Audit Committee met four times during the 2014 transition period.

Governance Committee.    The members of our Governance Committee are Mr. Kindick, Mr. Bansal, Mr. Grua, Ms. Killefer, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt. Mr. Kindick serves as chair of the Governance Committee. The Governance Committee, in addition to its other responsibilities:

•	reviews and assesses the development of the executive officers and considers and makes recommendations to the Board regarding executive officer promotion and succession;

•	annually evaluates and reports to the Board of Directors on the performance and effectiveness of the committees specifically and the Board as a whole;

•	annually presents to the Board of Directors a list of individuals recommended to be nominated for election to the Board;

•	reviews, evaluates, and recommends changes to the company’s corporate governance principles; and

•	recommends to the Board of Directors individuals to be elected to fill vacancies and newly created directorships.

Each member of the Governance Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Governance Committee met twice during the 2014 transition period.

Compensation Committee.    The members of our Compensation Committee are Mr. Grua, Mr. Kindick, and Mr. Shapiro. Mr. Grua serves as chair of the Compensation Committee. The Compensation Committee, in addition to its other responsibilities:

•	reviews and makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and any directors;

•	establishes or approves the compensation for other executive officers; and

•	administers and oversees our share-based compensation plans.

Each member of the Compensation Committee is independent within the meaning of NASDAQ’s director independence standards, as currently in effect. The Compensation Committee met three times during the 2014 transition period.

Subject to applicable legal requirements, the Compensation Committee may delegate authority to undertake any of its responsibilities to a subcommittee consisting of one or more of its members. The committee did not delegate authority to a subcommittee in the 2014 transition period.

During the 2014 transition period, the Compensation Committee retained the services of Towers Watson, a compensation consultant, to provide the Compensation Committee with independent compensation data, analysis, and advice with respect to executive compensation. Towers Watson reports to the Compensation Committee, which has sole authority to retain and terminate the firm and to approve its fees and other retention terms. Towers Watson does not perform any services for the company other than the services performed for the Compensation Committee.

Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee independently discusses and determines his compensation.

Board Leadership Structure

The company’s bylaws permit the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. The company believes that the decision whether to separate or combine the offices of Chairman of the Board and Chief Executive Officer should be based upon the Board’s determination of what is in the best interests of the company and its stockholders, in light of then-current and anticipated future circumstances and taking into consideration the skills and experience of the individual or individuals filling those positions and other relevant factors. The Board reviews the structure of Board and company leadership as part of the succession planning process.

In April 2013, the Board of Directors appointed Mr. Musslewhite, who has served as a director since May 2008 and as Chief Executive Officer since September 2008, to the position of the Chairman of the Board, thereby combining the roles of Chief Executive Officer and Chairman. Our previous Chairman, Frank J. Williams, was appointed on that date to the position of Vice Chairman. Mr. Kindick continues to serve as our independent Lead Director. As independent Lead Director, Mr. Kindick’s responsibilities include:

•	chairing executive sessions of the Board of Directors and the Governance Committee;

•	calling special executive sessions, including at the request of the independent directors;

•	presiding at meetings of the Board of Directors in the absence of the Chairman and the Chief Executive Officer;

•	consulting on meeting agendas and scheduling matters;

•	acting as a liaison between the Chairman and the independent directors; and

•	performing such other duties as the independent directors may determine from time to time.

The Board of Directors believes that its current leadership structure, which combines the roles of Chief Executive Officer and Chairman while providing for an independent Lead Director is appropriate at this time. Combining the roles of Chief Executive Officer and Chairman promotes unified leadership and direction for the Board and the executive management team, and allows for a single, clear focus for the chain of command to execute the company’s strategic initiatives and business plans. Simultaneously providing for a strong, independent Lead Director promotes effective oversight of our executive management team by an independent Board. The Board believes that the strength of its independent directors and the retention of an independent Lead Director each mitigate the risk of any potential conflicts that might result from combining the roles of Chief Executive Officer and Chairman.

The Board recognizes that, depending on the specific circumstances of the company, other leadership structures also might be appropriate. A Board leadership structure separating the roles of Chairman of the Board and Chief Executive Officer has served the company and its stockholders well previously and may serve them well again in the future.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the company’s risk management policies. The Board evaluates and discusses management policies with respect to operational and financial risk assessment and enterprise risk management. Our full Board of Directors periodically engages in discussions of the most significant risks facing the company and how these risks are being managed, and the Board receives reports on risk management from senior officers of the company and from the Audit Committee and the Compensation Committee as part of their regular reporting processes. The Audit Committee is responsible for the oversight of risk policies and processes relating to the company’s financial statements and financial reporting processes. The Audit Committee also reviews with management and our independent registered public accounting firm the company’s policies and procedures with respect to risk assessment and risk management. The Compensation Committee monitors the risks associated with compensation plans, including the effect compensation plans may have on risk decisions.

Members of the senior management of the company (including our Chief Financial Officer and General Counsel) report directly to our Chief Executive Officer, providing him with information concerning the company’s risk profile. These executive officers also present information regarding the risk profile directly to the Board of Directors from time to time. The Board of Directors believes that the work undertaken by the Board, the Audit Committee, and the Compensation Committee and the company’s senior management enables the Board to oversee effectively the company’s risk management processes.

Compensation Committee Interlocks and Insider Participation

Messrs. Grua, Kindick, and Shapiro served on the Compensation Committee during our last fiscal year. All members of the Compensation Committee are independent within the meaning of NASDAQ’s director independence standards, as currently in effect, and none of them has been an officer or employee of the company at any time, nor did any of them have a relationship requiring disclosure by the company under Item 404 of the SEC’s Regulation S-K. None of our executive officers served during the last fiscal year on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officers served on our Compensation Committee. Mr. Musslewhite serves on the board of directors of Evolent Health, which oversees the compensation of Mr. Williams, who presently serves as the Chief Executive Officer of Evolent Health and as a member of our Board.

Consideration of Director Candidates

Stockholder Nominations.    The Governance Committee will consider director candidates recommended by stockholders. Stockholders should submit the name of any person recommended as a director candidate along with information evidencing their own stock ownership to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Director candidates recommended by stockholders will be evaluated by the Governance Committee in the same manner as other director candidates.

Under our bylaws, a stockholder wishing to bring any director nomination before an annual meeting of stockholders must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 5, 2016 or later than March 6, 2016. To be in proper form, the stockholder’s notice must set forth the following information:

•

as to each person whom the stockholder proposes to nominate for election or re-election as a director (1) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (2) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director;

•	the name and address of such stockholder, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the stockholder or the beneficial owner intends or is part of a group which intends (1) to deliver a proxy statement or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

Evaluation of Director Candidates.    The Governance Committee identifies potential director candidates in various ways, including through current Board members, management, stockholders, and other persons. These candidates are evaluated at meetings of the Governance Committee, and may be considered at any time during the year.

The Governance Committee works with the Board on an annual basis to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. The Board seeks to include directors with significant and varied experience in areas relevant to the company’s business. The company also seeks directors with the highest standards of ethics and integrity, sound business judgment, and the willingness to make a strong commitment to the company and its success. The Board does not have a formal diversity policy. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending nominees that as a group can best contribute to the success of the business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the Board’s activities.

Board of Directors Compensation

The Board, or the Compensation Committee to the extent authorized by the Board, sets the compensation of our non-employee directors under the company’s 2005 stock incentive plan and 2009 stock incentive plan and such other arrangements as are deemed to be appropriate. Employee directors do not receive any compensation for their service on the Board.

For each fiscal year, non-employee directors are paid an annual cash retainer of $50,000, and chairs of our Board committees receive an additional annual cash retainer of $15,000. Annual cash retainers are paid at the completion of the fiscal year. Additionally, for each year of their Board service, which extends from their election at an annual meeting of stockholders until the end of the elected term at the subsequent annual meeting of stockholders, non-employee directors are granted an annual award of restricted stock units, or “RSUs,” with a grant date value of approximately $150,000; the Lead Director also receives an additional RSU award with a grant date value of $40,000 in compensation for his additional responsibilities.

For their Board service in the 2014 transition period, non-employee directors were paid a cash retainer of $37,500, which is equal to the annual cash retainer of $50,000, prorated for the nine-month transition period, and chairs of our committees received an additional cash retainer of $11,250, which is equal to the additional annual cash retainer for committee chairs of $15,000, prorated for the nine-month transition period. For their Board service from the 2014 annual meeting of stockholders in September 2014 until the 2015 annual meeting of stockholders in June 2015, the non-employee directors were granted in April 2015 an annual award of RSUs, with a grant date value of approximately $112,500, which is equal to the annual award value of $150,000, prorated for the nine-month transition period, except that Mr. Kindick was granted RSUs with a grant date value of approximately $142,500, which is equal to the annual award value of $190,000 for the Lead Director, prorated for the nine-month transition period, because of his additional responsibilities as Lead Director. The RSUs awarded in April 2015 will vest in full on June 3, 2015.

The following table sets forth the compensation of our non-employee directors for the 2014 transition period.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Sanju K. Bansal (2)	$37,500	$112,500	$150,000
Peter J. Grua (2)(3)	60,000	112,500	172,500
Nancy Killefer (2)	37,500	112,500	150,000
Kelt Kindick (2)	48,750	142,500	191,250
Mark R. Neaman (2)	37,500	112,500	150,000
Leon D. Shapiro (2)	37,500	112,500	150,000
Frank J. Williams (2)	37,500	112,500	150,000
LeAnne M. Zumwalt (2)	48,750	112,500	161,250

(1)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation, of

RSUs awarded for the 2014 transitional period. The grant date fair value of the annual RSU awards was $53.42 per share, and was based on the closing price of the company’s common stock as reported on the NASDAQ Global Select Market on the date of grant.

(2)	The aggregate number of shares subject to stock options held by each non-employee director at December 31, 2014 was as follows: Ms. Killefer, 11,253, and Mr. Williams, 22,458. Mr. Bansal, Mr. Grua, Mr. Kindick, Mr. Neaman, Mr. Shapiro, and Ms. Zumwalt did not hold any stock options at December 31, 2014.

(3)	Mr. Grua’s $60,000 fee includes his annual retainer of $37,500 for his service on the Board, $11,250 for his service as chair of the Compensation Committee, and $11,250 for his service as chair of our investment committee.

For future periods, annual cash retainers for non-employee directors will be paid upon the completion of their annual Board service, while annual RSU awards will be granted at the beginning of each director’s annual Board service term, or immediately upon the director’s election at the annual meeting of stockholders, and will vest in full after one year, or at the end of the director’s elected term of service.

Transactions with Related Persons

The Audit Committee, pursuant to its written charter, is charged with the responsibility for reviewing, approving, or ratifying any transactions required to be disclosed as transactions with related persons under Item 404(a) of the SEC’s Regulation S-K. SEC rules define such transactions as any transaction since the beginning of our last fiscal year or any proposed transaction involving the company with a value of over $120,000 and in which one of our executive officers, directors, or greater than five percent stockholders (or a member of the immediate family of any of the foregoing persons) has a material direct or indirect interest. The Audit Committee has not adopted any specific policies or procedures for conducting such reviews, or standards to be applied in the reviews, and considers each transaction in light of the specific facts and circumstances presented.

The spouse of Cormac Miller, one of our named executive officers, has been an employee of the company since 1999. She currently serves as an executive director in the sales and marketing function of the company, and received a base salary for the 2014 transition period of $124,875. In addition to her base salary, Mr. Miller’s spouse is entitled to incentive payments based on her sales and other performance. She received total incentive payments of approximately $93,845 for the 2014 transition period.

Corporate Governance Principles

The company has adopted Corporate Governance Principles to assist it in the exercise of its duties in the best interests of the company and its stockholders. The adoption of these principles is consistent with the Board’s commitment to uphold the highest standards of conduct by the Board and the company’s management in the discharge of their duties. The Corporate Governance Principles are available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page.

Code of Ethics

The company has adopted The Advisory Board Company Code of Ethics for Finance Team Members, which is available for review on the company’s website at www.advisory.com under the subtitle “Governance” on the “Investor Relations” page. To the extent permitted by SEC and NASDAQ rules, we intend to disclose future amendments to, or waivers under, certain provisions of the Code of Ethics on the company’s website.

Communications with the Board

Stockholders may communicate with the members of the Board individually, with all independent directors, or with the Board as a group by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “BOARD COMMUNICATION,” and indicate the director or directors to whom you wish to direct your communication.

You should identify your communication as being from a stockholder of The Advisory Board Company. The corporate secretary may request reasonable evidence that your communication is made by one of our stockholders before transmitting your communication to the designated member or members of the Board. The corporate secretary will review all communications from our stockholders, and communications relevant to our business and operations, as determined by the corporate secretary, will be forwarded to the designated member or members of the Board.

Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters. A communication or complaint to the Audit Committee regarding such matters may be submitted by writing to The Advisory Board Company, 2445 M Street, N.W., Washington, D.C. 20037, Attn: Evan R. Farber, Corporate Secretary. Please mark the outside of the envelope “AUDIT COMMITTEE COMMUNICATION.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the 2014 transition period.

THE COMPENSATION COMMITTEE

Peter J. Grua, Chair

Kelt Kindick

Leon D. Shapiro

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to reward our leadership team for delivering results and building sustainable long-term value for our stockholders by:

•	attracting and retaining highly qualified executives who possess the skills and talent necessary to achieve our business goals and to uphold our mission, governing principles, and core values;

•

tying a significant amount of executive compensation to the achievement of annual financial and strategic goals that the Compensation Committee believes will drive long-term stock price appreciation; and

•

balancing the focus on short-term and longer-term business performance through an appropriate mix of compensation vehicles (including annual cash-based incentives and equity awards) tied to the achievement of individual and company goals.

Overall, the 2014 calendar year was a successful one for The Advisory Board Company, continuing our track record of exceptional value delivered to our clients (which we refer to as our “members”), significant impact on the industries we serve, substantial growth, and strong margin performance. The company met or exceeded target goals for revenue, contract value growth, membership renewals, and adjusted EBITDA under its incentive plans. We achieved strong growth in memberships, fueled by four acquisitions and two new product launches.

Until our most recent fiscal year, our fiscal year was the 12-month period ending on March 31. Our 2014 fiscal year ended on March 31, 2014 and our 2013 fiscal year ended on March 31, 2013. In November 2014, we elected to change our fiscal year-end from March 31 to December 31. As a result, our most recently-completed fiscal period is a nine-month transition period that began on April 1, 2014 and ended on December 31, 2014. We refer to that period as the “2014 transition period” and identify the 2014 transition period in the charts and tables below as “2014T.”

As discussed below, we evaluated the performance of our named executive officers for determining performance-based payouts for the 2014 transition period against two sets of goals:

•	We measured achievement of quantitative company goals against goals that were fixed for calendar year 2014.

•

We evaluated achievement of personal goals and other company goals over a performance period that began on April 1, 2014 and ended on March 31, 2015, a 12-month period that would have coincided with our most recent fiscal year if we had not determined in November 2014 to change our fiscal year-end from March 31 to December 31.

Results for Calendar Year 2014

Overall, we made significant progress in our key areas of focus for calendar year 2014. We believe that we delivered exceptional value to our stockholders through the achievement of our financial targets.

Highlights of the 2014 calendar year included:

•	Contract value growth of 15.2% over calendar year 2013, measured as of December 31 each year, meeting our target of 15% growth

•	Growth in revenue from $502.3 million for calendar year 2013 to $574.3 million for calendar year 2014, exceeding target revenue of $570.0 million

•	Adjusted EBITDA of $98.1 million, meeting our final adjusted EBITDA target of $97 million to $100 million

•	Adjusted earnings per diluted share of $1.32, exceeding our target of $1.20 by 10%

Contract value growth is a central measurement for the company. We operate under a membership-based model and generally have contracts in place for a high percentage of our total revenues over the next 12 to 36 months. Contract value is the aggregate annualized revenue attributable to all agreements in effect at a particular date, and contract value growth represents the year-over-year growth in fully executed contracts. Therefore, growth in contract value is a direct reflection of the company’s renewal rates on existing contracts and sales of new memberships and is a key indicator of strong financial performance.

Adjusted EBITDA and adjusted earnings per diluted share are not financial measures calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” and therefore are considered “non-GAAP financial measures” under SEC rules. We use non-GAAP financial measures to supplement the financial information presented on a GAAP basis. We define “adjusted EBITDA” as net income attributable to common stockholders before adjustment for the items set forth in Appendix A to this proxy statement. We define “non-GAAP earnings per diluted share” as earnings per diluted share excluding the net of tax effect of the items set forth in Appendix A to this proxy statement. See Appendix A to this proxy statement for a reconciliation of each non-GAAP financial measure referred to above to the most comparable GAAP financial measure.

Elements of Compensation

Our compensation programs are composed of base salary, annual incentives, equity, and long-term incentives. In 2014, to continue to emphasize the link between pay and performance, we restructured short-term incentive and equity plans to add additional performance elements and added a long-term incentive program focused on stretch goals.

Snapshot: How Compensation is Delivered to our Named Executive Officers

Component	Purpose	Notes
Base salary	To provide competitive base pay based on the responsibilities of the position as compared to our peer group. Base salaries are established at levels necessary to enable us to attract and retain highly qualified executives, being mindful of factors and considerations such as internal pay equity, peer group assessments, external benchmarks provided by the Compensation Committee’s compensation consultant, the prior experience of the executive, and expected contributions to company performance. Base salaries are reviewed annually in light of, among other considerations, scope of role and base salaries paid by members of our peer group.	We do not guarantee salary adjustments on a yearly basis, and the Compensation Committee considers adjustments to salary as part of the overall compensation assessment for our named executive officers.

Annual incentives	To reward achievement of annual quantitative company goals (60%) and a mix of annual quantitative and qualitative individual goals (40%). The portion of the cash incentive plan based on quantitative company goals measures the achievement of adjusted EBITDA and contract value growth targets during calendar year 2014, while the portion of the plan based on individual goals rewards leadership and the achievement of personal and company or division stretch goals over the period from April 1, 2014 through March 31, 2015.	Based on achievements of company and individual goals for the periods indicated, the executive officers received annual bonuses that ranged from 98% to 105% of target.

Equity

To reward performance that drives total stockholder value:

•   Restricted stock units, or “RSUs,” where grant value is based on achievement of performance metrics and long-term value is based on gains in stock price over time

•   Stock options, where long-term value is based on gains in stock price over time

Equity payouts consider performance against quantitative targets, but afford the Compensation Committee discretion to consider total payout levels against performance each year. Changes to our RSU payout level methodology are described below under “Changes to Executive Pay.”

Special long-term incentive	Our one-time special long-term incentive is designed to ensure retention of executives and focus on long-term business growth. The plan sets ambitious stock price and contract value targets for awards under our 2009 stock incentive plan and rewards executives for the achievement of long-term goals.	Described below under “Changes to Executive Pay.”

Changes to Executive Pay

Equity Incentives:    In March 2014, the Compensation Committee approved a change to equity incentives to determine payout levels for officer RSU awards based on achievement of defined contract value growth targets.

Special Long-term Incentive:    In June 2014, the Compensation Committee established a new special long-term incentive program for senior executives under which it approved one-time grants. The Compensation Committee wishes to focus executive management on long-term results and provide a vehicle to reward extraordinary performance as measured by sustained contract value and growth in stock price over a five-year period. We have selected contract value as a performance measure for the long-term incentive program because growth in contract value is a direct reflection of the company’s ability to renew existing contracts, to establish new memberships by selling existing products to new members, and to develop and sell new products. Achieving the long-term incentive program’s targets for contract value growth will be a key indicator of continued, strong financial performance and our ability to invest in future growth.

The awards, which were granted under our 2009 stock incentive plan, consist of two components:

•

Performance-based options that will vest based on the achievement of specified levels of sustained contract value of at least $865 million and sustained stock price of at least $75 per share during the performance period, which began on April 1, 2014 and could extend to May 30, 2019.

•

Performance-based restricted stock units that will vest only if the company’s achievement with respect to each of the two performance measures significantly exceeds the maximum target levels established by the Compensation Committee. To facilitate the company’s retention objectives, the vesting of the restricted stock units also is subject to a one-year service condition, which requires the recipient to remain employed with the company for the one year following the date on which the applicable performance conditions were achieved.

The performance-based plan sets ambitious targets for contract value growth and stock price, and is designed to pay out once the following contract value and stock price targets are reached:

Sustained Stock Price
		<$75	$75	$90	$105
Sustained Contract Value	<$865 million	0% payout	0% payout	0% payout	0% payout
	$865 million	0% payout	25% payout	50% payout	75% payout
	$975 million	0% payout	50% payout	75% payout	100% payout
	$1,080 million	0% payout	75% payout	100% payout	125% payout

Vesting of an award requires that several conditions be met. First, contract value must reach the target and be sustained at the target level for at least two consecutive calendar quarters. Second, once a sustained contract value target has been met, the sustained, weighted-average stock price will be measured. For these purposes, the weighted-average stock price will be the highest average of the daily volume-sustained stock prices as reported on the NASDAQ Global Select Market maintained over 60 consecutive calendar days within the measurement period. If the weighted-average stock price has exceeded the applicable target for any 60-consecutive-day period within two consecutive quarters in which the total contract value has been above the threshold, the award will vest for the corresponding percentage of the underlying shares. Finally, the stock price will be measured again for 60 consecutive calendar days following the second quarter of sustained contract value to determine if a higher stock price threshold, which would result in a greater payout, has been achieved.

Compensation of this nature creates alignment between the named executive officers and our stockholders and helps ensure that the named executive officers are motivated to achieve increases in the long-term value of the company’s stock. Grants of stock-based awards also serve as an important tool for retaining our named executive officers.

Compensation Decisions for NEOs

Our compensation programs relating to the 2014 transition period reflected the Compensation Committee’s objectives of focusing our executives on strategic objectives and stockholder value, reinforcing the connection between pay and performance, and compensating executives at a market rate competitive with total compensation levels of our peer companies. In pursuing these objectives, the Compensation Committee:

•

Retained an independent compensation consultant, Towers Watson, to provide an update with respect to the analysis it had provided for fiscal 2014, which ended on March 31, 2014. This analysis included a competitive compensation benchmarking analysis and an evaluation of each individual component of executive compensation relative to our peers, with a target total compensation level between the 50th and 75th percentiles of our peer group

•

Reviewed the performance of all executive officers and determined total compensation, with guidance from the Compensation Committee’s independent consultant, consistent with our overall compensation philosophy

•	Determined that the base salaries for all named executive officers are appropriately aligned with compensation benchmarks, and decided not to make base salary adjustments for fiscal 2015

•

Awarded annual bonuses that reflected the company’s adjusted EBITDA (including dilution from M&A and investment activity) and contract value performance that met target as well as strong performance on individual objectives

•

Granted equity awards that reflected an allocation of approximately 60% of award value to RSUs and 40% to stock options, consistent with award mix and total value benchmarks of our peer group and the advice provided by the Compensation Committee’s independent consultant

Individual Total Direct Compensation Decisions

The Compensation Committee refers to benchmarks and other publicly available data in determining allocations between cash and non-cash compensation and annual and long-term compensation. The Compensation Committee evaluates each component of compensation together with total overall compensation and considers internal factors that may cause us to target a particular element of an executive’s compensation. These internal factors include the executive’s operating responsibilities, management level, and special contribution for the period in question.

Base Salary:    Based on the Compensation Committee’s review of the foregoing factors, the base salaries of all named executive officers will remain unchanged for fiscal 2015 at the following annual rates in effect at December 31, 2014:

Named Executive Officer	Title	Base Salary
Robert W. Musslewhite	Chief Executive Officer	$650,000
Michael T. Kirshbaum	Chief Financial Officer	$375,000
David L. Felsenthal	President	$475,000
Cormac F. Miller	Executive Vice President	$350,000
Richard A. Schwartz	President, Performance Technologies and Consulting	$425,000

Annual Incentive Compensation:    In determining the annual incentive compensation of our Chief Executive Officer and our other named executive officers applicable to the 2014 transition period, the Compensation Committee took into consideration financial and non-financial objectives with respect to the particular named executive officer.

Our Chief Executive Officer, Mr. Musslewhite, reviewed with the Compensation Committee the quantitative and qualitative goals that were approved by the Compensation Committee for each of our named executive officers (which are described below under “Factors Considered in Awards” for each named executive officer) other than himself. The review included consideration of the achievement by each officer against pre-determined goals, changes in responsibility levels, and input obtained from other members of the company’s senior management. With respect to the annual incentive compensation for the company’s Chief Executive Officer, the Compensation Committee reviewed the quantitative and qualitative goals for Mr. Musslewhite and considered information relating to his individual performance from other members of the company’s senior management. Details on each executive’s annual incentive opportunity and annual incentive award, and factors considered when determining each award are presented below.

Name	Title	Target Annual Incentive (Percentage of Base Salary)	Target Annual Incentive Amount	Actual Annual Incentive Amount	Percent of Target
Robert W. Musslewhite	Chief Executive Officer	100%	$650,000	$682,500	105%
Michael T. Kirshbaum	Chief Financial Officer	60%	$225,000	$220,860	98%
David L. Felsenthal	President	90%	$425,000	$446,250	105%
Cormac F. Miller	Executive Vice President	50%	$175,000	$175,875	101%
Richard A. Schwartz	President, Performance Technologies and Consulting	41%	$175,000	$183,750	105%

Factors Considered in Awards

Executives are measured on a mix of quantitative company goals incorporating performance-based targets (60%) and quantitative and qualitative goals evaluated in a personal leadership assessment (40%). Actual annual incentive awards were based on levels of achievement against these goals and can range from 0% of target to 156% of target.

Performance-based Targets (60%)

We value the link between performance and payout. In establishing the annual incentive component relating to the 2014 transition period, the quantitative company financial objectives against which our executives were measured included adjusted EBITDA performance and contract value growth for calendar year 2014, compared with the measures for the prior calendar year. The specific payout levels of the portion of the incentive compensation based on these quantitative company financial objectives were determined by reference to the following:

Metric	Weighting	Achievement Level	Payout (as a Percent of Target)	Target	Actual
Adjusted EBITDA	24%	Below target:	0%
		At or above target:	100%	$97-100 million	$98 million (1)
Contract value growth	36%	Well below target (<12%):	50%
		Below target (14%):	75%
		Target (15%):	100%	15.0% growth	15.2% growth
		Above target (16%):	125%
		Well above target (17%):	150%
		Shatter the plan (20%):	200%

(1)	Actual adjusted EBITDA includes dilution from completed acquisitions and other transactions.

These quantitative company performance metrics were utilized because the Compensation Committee believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the company’s business performance.

Personal Leadership Assessment (40%)

The personal leadership assessment included a 360 degree review to take into account both what was accomplished and how it was accomplished. Individual goals are graded on a five-point scale (well below target to well above target) to differentiate performance level and determine payout. Each NEO is measured against goals in the areas of financial and growth strategy, operational execution, talent management, and other factors noted below.

Individual goals and achievements relating to the compensation decisions for the 2014 transition period and fiscal 2015 compensation highlights for each NEO include the following:

Robert M. Musslewhite

Mr. Musslewhite’s individual goals included growth strategy (20%), operational execution (5%), talent management (10%), and investor relations (5%).

His achievements included:

•	Delivered exceptional financial performance, as measured by the achievement of the company’s adjusted EBITDA, contract value, and adjusted earnings per diluted share targets

•	Ensured exceptional value is provided to our members, as demonstrated by extraordinary renewal performance

The Compensation Committee has determined that, for fiscal 2015, Mr. Musslewhite’s annual incentive compensation will again have a target payout of $650,000 and a maximum payout of $1,014,000.

Michael T. Kirshbaum

Mr. Kirshbaum’s individual goals included financial strategy and management (20%), investor communications and regulatory requirements (10%), and leadership (10%).

His achievements included:

•	Led the company in the achievement of adjusted EBIDTA and adjusted earnings per diluted share targets

•	Utilized extensive financial knowledge and creative problem-solving to complete multiple acquisitions

The Compensation Committee has determined that, for fiscal 2015, Mr. Kirshbaum’s annual incentive compensation will again have a target payout of $225,000 and a maximum payout of $351,000.

David L. Felsenthal

Mr. Felsenthal’s individual goals included growth strategy and operational execution (15%), sales and account management performance and innovation (15%), and talent and resource management (10%).

His achievements included:

•	Displayed extraordinary investment in commercial interactions with members, which contributed to strong results for new sales and contract renewals

•	Developed the next generation of delivery innovations to allow continued market penetration

The Compensation Committee has determined that, for fiscal 2015, Mr. Felsenthal’s annual incentive compensation will again have a target payout of $425,000 and a maximum payout of $663,000.

Cormac F. Miller

Mr. Miller’s individual goals included 3-5 year strategic priorities (20%), operational priorities (15%), and talent management (5%).

His achievements included:

•	Led our New Product Development group, which is integral to the corporate strategy that drives growth of the entire organization

•	Identified and considered a wide range of options for new programs and services

The Compensation Committee has determined that, for fiscal 2015, Mr. Miller’s annual incentive compensation will again have a target payout of $175,000 and a maximum payout of $273,000.

Richard A. Schwartz

Mr. Schwartz’s individual goals included growth plan and innovation (15%), operational execution (20%), and talent management (5%).

His achievements included:

•	Directed our health care performance technology and consulting programs during a period of significant growth

•	Integrated multiple acquisitions and successfully managed product, delivery, technology, and personnel complexity

The Compensation Committee has determined that, for fiscal 2015, Mr. Schwartz’s annual incentive compensation will again have a target payout of $175,000 and a maximum payout of $273,000.

Long-term Incentive Compensation:    A significant portion of total direct compensation to our named executive officers is long-term incentive compensation, which includes stock-based awards. Although there is no specific targeted mix between annual and long-term compensation by individual executive position, we vary the mix by executive seniority level. In general, as executive seniority levels increase, more weight is placed on stock-based compensation.

Our stock-based incentive compensation program generally includes the use of stock options and restricted stock units. Stock options provide the holder with a strong performance-based incentive, since the value of a stock option depends on an increase in our stock price from the price on the grant date. The fair value of an RSU fluctuates with the upward or downward movements in stock price, which serves to align management’s interest with those of stockholders while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the company even if our stock price declines after the grant date. Generally, our stock-based compensation awards vest 25% per year beginning one year from the date of grant, although, as described above, the outstanding awards under our special long-term incentive program will vest only if performance targets are achieved. The value of a stock-based award may be realized by the executive only so long as the executive’s employment with the company continues, creating a strong retention incentive.

Grants of stock-based awards to our named executive officers generally are made as part of a broad grant to other company employees, which occurs annually (typically in the first half of the calendar year). The timing of the annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. We do not have any program, plan, or practice to time such awards in coordination with the release of material non-public information. Stock-based awards are made under the terms of the company’s stock incentive plans and are granted with an exercise or base price equal to the closing price of our common stock on the grant date, as reported on the NASDAQ Global Select Market.

Stock-based awards were made to each of the named executive officers in the spring of 2014. In approving these equity awards, the Compensation Committee took into account the awards to similar executives within our peer group of companies; the CEO’s recommendations (for all officers other than himself) based on an evaluation of each individual’s performance and the importance of the executive’s long-term retention; each executive’s total compensation; and the impact of the awards on the company’s overall equity plan and number of shares outstanding. Based on these considerations, the Compensation Committee awarded stock-based compensation to each executive, as outlined below. The company calculates the fair value of all stock option awards on the date of grant using the Black-Scholes model. The fair value of RSUs was based on the grant date closing price of the company’s common stock of $57.83, as reported on the NASDAQ Global Select Stock Market.

	Stock Options	RSUs	Grant Date Value
Robert W. Musslewhite	57,612	27,392	$2,640,107
Michael T. Kirshbaum	13,804	6,564	632,623
David L. Felsenthal	36,824	17,508	1,687,472
Cormac F. Miller	12,548	5,964	574,903
Richard A. Schwartz	12,440	5,912	569,916

All awards above vest in four equal annual installments.

Compensation Framework: Policies and Process

Oversight and Governance of Our Executive Compensation Program

Our Board of Directors has established a Compensation Committee composed of independent directors, as determined under the NASDAQ Marketplace Rules, that is responsible to guide and oversee the formulation and application of our compensation and benefit programs for our executive officers, including our named executive officers, as well as certain compensation and employee benefits that are generally applicable to all employees. Our Chief Executive Officer, with the assistance of our Chief Talent Officer, makes recommendations to the Compensation Committee with respect to the compensation of the other named executive officers following our annual performance review process. The Chief Executive Officer does not make recommendations to the Compensation Committee with respect to his own compensation, and is not present when the Compensation Committee discusses and determines his compensation.

The Compensation Committee is responsible for setting the company’s executive compensation philosophy; reviewing the company’s peer group of companies with respect to which market competitive assessments are made; and providing advice on the types, levels, and design of compensation included in the company’s executive compensation program consistent with that philosophy. In furtherance of this process, the Compensation Committee has retained the services of Towers Watson, an independent compensation consultant, to provide the Compensation Committee with compensation data, analysis, and advice. Towers Watson reports to the Compensation Committee, which has the sole authority to retain, oversee, and terminate Towers Watson and to approve the firm’s fees and other retention terms. Towers Watson also provides benefits plan design services to the company. The Compensation Committee has assessed the independence of Towers Watson and determined that none of the services performed by Towers Watson for the 2014 transition period raised any conflict of interest.

Our Peer Group

To begin the compensation review process relating to the 2014 transition period, the Compensation Committee reviewed the company’s current peer group to determine if revisions were needed based on changes affecting either the company or any of the peer group companies. Based on key metrics for the current peer group and guidance from Towers Watson, the Compensation Committee removed Accretive Health from the list of peer companies because Accretive Health has not filed a proxy statement since 2012 that would have provided updated information for use in the peer group analysis. The Compensation Committee chose not to replace Accretive Health with a new company at this time. This change had no impact on pay decisions. All other peer companies remain publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of the company. As revised, the peer group consists of the following companies:

Allscripts Healthcare Solutions, Inc.	K12 Inc.
athenahealth, Inc.	Maximus, Inc.
Blackbaud, Inc.	MedAssets, Inc.
Concur Technologies, Inc.	Navigant Consulting, Inc.
The Corporate Executive Board Company	NetSuite, Inc.
CoStar Group, Inc.	Quality Systems, Inc.
Healthways, Inc.	Verisk Analytics, Inc.
Huron Consulting Group Inc.	WebMD Health Corp.

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison that Towers Watson prepared for the Compensation Committee in fiscal 2014 and subsequently updated. The data provided a useful reference point in the Committee’s efforts to align target total executive compensation period between the 50th and 75th percentiles of our peers. The Committee did not benchmark or target a precise pay level relative to the market data, but rather afforded our executive officers the opportunity to earn above target level compensation for superior performance that could be expected to increase value for stockholders while providing that they would earn less than targeted compensation if the company’s performance failed to meet expectations. None of the named executive officers’ total compensation for the 2014 transition period exceeded the 75th percentile of our peers.

Stock Ownership Guidelines

The Compensation Committee believes that the company’s goal of aligning the interests of our named executive officers with the interests of our stockholders is better achieved by ensuring that those officers maintain a meaningful stake in the equity of the company. To facilitate this alignment, the Compensation Committee in March 2011 adopted stock ownership guidelines requiring executive officers and non-employee directors to own specified amounts of common stock (which may include unvested restricted stock units and deferred shares). Ownership requirements vary by position and are based on a value represented by a multiple of each officer’s base salary or annual retainer, as set forth below. The guidelines, which became effective on April 1, 2011, require individuals to be in compliance by April 1, 2016 and to hold at least 25% of the net after-tax share issuances from the vesting of any RSUs until the stock target ownership requirement is met. In March 2015, the Compensation Committee reviewed the ownership holdings of all executive officers and non-executive directors and determined that the holdings of all such officers and directors exceed their target ownership levels. The company’s policy statement on insider trading compliance prohibits employees from engaging in any hedging transactions in the company’s stock.

Position	Stock Target Ownership
Chief Executive Officer	Four times annual base salary
President	Three times annual base salary
Chief Financial Officer	Two times annual base salary
Other Executive Officers	One times annual base salary
Non-Employee Directors	Three times annual retainer or other annual base cash compensation

Other Benefits

The named executive officers participate in the same company-wide benefit plans as all of our other full-time employees, including a limited number of company-sponsored insurance and other benefit plans. We presently believe that it is more cost-effective to pay members of the company’s senior management a competitive salary, bonus, and long-term incentive award than to maintain expensive retirement programs. We do not maintain a defined benefit plan.

Insurance Plans.    The core insurance package includes health, dental, disability, and basic group life insurance coverage generally available to all employees. The named executive officers are eligible to participate in our company-wide personal medical, dental, life, and disability insurance plans, and other broad-based benefit plans. Some members of the company’s senior management, including the named executive officers, receive supplemental long-term disability coverage.

Retirement Plans.    We provide retirement benefits to executives through a 401(k) plan, which gives employees the opportunity to save for retirement on a tax-favored basis. Executives may elect to participate in the 401(k) plan on the same basis as all other employees. The company provides discretionary contributions in the range of 0% to 100% of an employee’s contribution, up to a maximum of 4% of the employee’s base salary. The percentage of the discretionary contribution is determined by the company after the end of the applicable plan year.

Executive Perquisites and Other Compensation.    Historically, we have limited the number and value of executive perquisites. The perquisites that are provided to members of the company’s senior management (which includes our named executive officers) are restricted to items that enable them to balance their personal, business, and travel schedules and to promote their continued good health.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits deductibility of certain compensation to $1 million per year for our Chief Executive Officer and our three other most highly paid executive officers (other than our Chief Financial Officer) who are employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation. Stock options and the performance-based RSUs under the long-term incentive program granted during the 2014 transition period are designed to qualify for exclusion from this limitation so as to be deductible. Although other incentive awards under our stockholder-approved incentive plans could be designed to satisfy the conditions necessary for deductibility, the Compensation Committee may not structure all compensation arrangements to satisfy all of the conditions required under Section  162(m) because the Committee wishes to retain flexibility in the administration of our executive compensation program.

Employment and Termination Agreements

Employment Agreements with Messrs. Musslewhite and Felsenthal

Effective on April 3, 2013, the company entered into an amended and restated employment agreement with each of Messrs. Musslewhite and Felsenthal. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. In addition, Mr. Felsenthal’s agreement was amended to provide that he would be appointed to serve as a member of the Board effective on April 2, 2013, and that his continued service as a member of the Board will be subject to any required stockholder approval. The initial term of employment of each executive under his amended employment agreement ended on August 31, 2014, but the employment term automatically will be renewed for additional periods of one year, unless either the executive or the company gives the other party written notice at least one year prior to the last day of the then-current term, in which event the term will not be extended beyond the then-current term.

The amended and restated employment agreements supersede the executives’ prior employment agreements with the company. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in their prior employment agreements, except as described below under “Severance and Change of Control Arrangements” and in the Executive Compensation section of this proxy statement under “Employment Agreements and Arrangements” and “Potential Payments Upon Termination of Employment or Change of Control.”

Severance and Change of Control Arrangements

The employment agreements of Messrs. Musslewhite and Felsenthal provide severance payments and other benefits in the event the company terminates the executive’s employment without “cause” or the executive terminates his employment with us for “good reason,” each as defined in the agreements.

In the event of a change of control of the company, each executive’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits are triggered only when the executive is involuntarily terminated by the company without cause or the executive terminates employment for good reason after the change of control. We believe that protections in the event of a termination without cause or in circumstances that constitute good reason under the terms of the employment agreement eliminate potential and unnecessary uncertainty in connection with the occurrence or potential occurrence of a change of control of the company. This uncertainty results from the fact that many change of control transactions lead to significant organizational changes, particularly at the senior executive level. In order to encourage these named executive officers to remain employed with us during an important time, when their prospects for continued employment following the transaction may be uncertain, we provide each of these named executive officers with severance benefits in the event that the executive’s employment terminates in connection with a change of control.

The amended and restated employment agreements of Messrs. Musslewhite and Felsenthal eliminated the provisions included in their prior employment agreements that obligated the company to provide a gross-up payment to the executive in the event that any payment, benefit, or distribution by the company to the executive following a change of control would be subject to excise taxes under Section 4999 or Section 280G of the

Internal Revenue Code. The amended and restated employment agreements provide instead that such payments in connection with a change of control would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to the executive in connection with the payments. In discussions with the Compensation Committee, Messrs. Musslewhite and Felsenthal each agreed to eliminate the tax gross-up provisions from their respective employment agreements as a matter of good corporate governance and in light of the manner in which compensation practices with respect to such gross-up provisions have evolved in recent years. The specific severance benefits payable to our named executive officers are set forth in the Executive Compensation section of this proxy statement under “Potential Payments Upon Termination of Employment or Change of Control.”

Compensation Committee Policy Regarding Change of Control Severance Payments

Our Compensation Committee has adopted a policy that restricts the company from entering into any future agreement that provides an executive officer with a severance payment following a change of control of the company, except in the case of a double trigger termination event. The policy also restricts the company from entering into any future agreement that provides an executive officer with the right to receive excise tax gross-ups following a change of control, except in unusual circumstances where the Compensation Committee believes that accommodations have to be made to recruit a new executive officer to the company. In those circumstances, the excise tax gross-up will be limited to a double trigger termination event and will be subject to a three-year sunset provision that will result in the termination of the excise tax gross-up if an employment termination does not occur within three years after the change of control. In addition, under the policy, any future agreement providing for severance payments following a change of control of the company will utilize a definition of “change of control” that is triggered only if an enumerated transaction actually is consummated or occurs, instead of being triggered solely by the announcement of, or stockholder approval of, any such transaction or event.

EXECUTIVE COMPENSATION

References in columns of the tables below to “2014T” refer to the 2014 transition period, which was the nine-month period from April 1, 2014 through December 31, 2014.

Summary Compensation Table

The following table presents certain information concerning compensation awarded or earned for services rendered in the 2014 transition period and fiscal 2014, 2013, and 2012 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (6)	Option Awards (7)	Non-Equity Incentive Plan Compensation (8)	All Other Compensation (9)	Total
Robert W. Musslewhite (1)	2014T	$487,500	$2,181,256	$5,945,046	$682,500	$11,197	$9,307,499
Chief Executive Officer	2014	641,667	1,637,920	1,266,878	773,500	12,551	4,332,516
	2013	595,833	1,559,997	987,950	690,000	6,059	3,839,839
	2012	556,250	1,050,031	700,003	897,000	8,740	3,212,024
Michael T. Kirshbaum (2)	2014T	272,917	471,466	1,005,184	220,860	9,086	1,979,513
Chief Financial Officer	2014	325,000	377,982	292,340	267,750	9,324	1,272,396
	2013	320,833	356,250	225,635	247,500	6,090	1,156,308
	2012	293,750	284,945	190,023	328,500	8,639	1,105,857
David L. Felsenthal (3)	2014T	356,250	1,351,270	3,448,565	446,250	11,105	5,613,440
President	2014	470,833	1,033,418	799,331	505,750	13,093	2,822,425
	2013	450,000	994,415	629,848	460,000	6,068	2,540,331
	2012	443,750	765,086	509,979	624,000	8,740	2,351,555
Cormac F. Miller (4)	2014T	262,500	425,286	888,137	175,875	9,004	1,760,802
Executive Vice President	2014	350,000	350,983	271,474	171,000	10,024	1,153,481
	2013	325,000	337,666	213,792	165,000	6,017	1,047,475
	2012	300,000	270,019	180,019	146,000	8,536	904,574
Richard A. Schwartz (5)	2014T	318,750	426,106	917,504	183,750	10,897	1,857,007
President, Performance Technologies and Consulting	2014	425,000	350,983	271,474	178,500	12,134	1,238,091
	2013	425,000	350,990	222,281	172,500	6,028	1,176,799
	2012	425,000	270,019	180,019	188,750	8,642	1,072,430

(1)	Mr. Musslewhite’s salary for the 2014 transition period reflects salary at an annual rate of $650,000 for the period from April 1, 2014 to December 31, 2014. Mr. Musslewhite’s salary for fiscal 2014 reflects salary at an annual rate of $600,000 for the period from April 1, 2013 through May 31, 2013, and $650,000 for the period from June 1, 2013 through March 31, 2014. Mr. Musslewhite’s salary for fiscal 2013 reflects salary at an annual rate of $575,000 for the period from April 1, 2012 through May 31, 2012, and $600,000 for the period from June 1, 2012 through March 31, 2013. Mr. Musslewhite’s salary for fiscal 2012 reflects salary at an annual rate of $500,000 for the period from April 1, 2011 through June 30, 2011, and $575,000 for the period from July 1, 2011 through March 31, 2012.

(2)	Mr. Kirshbaum’s salary for the 2014 transition period reflects salary at an annual rate of $325,000 for the period from April 1, 2014 through May 31, 2014, and $375,000 for the period from June 1, 2014 through December 31, 2014. Mr. Kirshbaum’s salary for fiscal 2014 reflects salary at an annual rate of $325,000 for the period from April 1, 2013 through March 31, 2014. Mr. Kirshbaum’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through May 31, 2012, and $325,000 for the period from June 1, 2012 through March 31, 2013. Mr. Kirshbaum’s salary for fiscal 2012 reflects salary at an annual rate of $275,000 for the period from April 1, 2011 through June 30, 2011, and $300,000 for the period from July 1, 2011 through March 31, 2012.

(3)

Mr. Felsenthal’s salary for the 2014 transition period reflects salary at an annual rate of $475,000 for the period from April 1, 2014 through December 31, 2014. Mr. Felsenthal’s salary for fiscal 2014 reflects salary at an annual rate of $450,000 for the period from April 1, 2013 through May 31, 2013, and $475,000 for the period from June 1, 2013 through March 31, 2014. Mr. Felsenthal’s salary for fiscal 2013 reflects salary at an annual rate of $450,000 for the period from April 1, 2012 through March 31, 2013. Mr. Felsenthal’s salary for fiscal 2012 reflects salary at an annual rate of $425,000 for the period from April 1, 2011 through June 30, 2011, and $450,000 for the period from July 1, 2011 through March 31, 2012.

(4)	Mr. Miller’s salary for the 2014 transition period reflects salary at an annual rate of $350,000 for the period from April 1, 2014 through December 31, 2014. Mr. Miller’s salary for fiscal 2014 reflects salary at an annual rate of $350,000 for the period from April 1, 2013 through March 31, 2014. Mr. Miller’s salary for fiscal 2013 reflects salary at an annual rate of $300,000 for the period from April 1, 2012 through September 30, 2012, and $350,000 for the period from October 1, 2012 through March 31, 2013. Mr. Miller’s salary for fiscal 2012 reflects salary at an annual rate of $300,000 for the period from April 1, 2011 through March 31, 2012.

(5)	Mr. Schwartz’s salary for the 2014 transition period reflects salary at an annual rate of $425,000 for the period from April 1, 2014 through December 31, 2014. Mr. Schwartz’s salary for fiscal 2014, 2013, and 2012 reflects salary at an annual rate of $425,000 for the period.

(6)	Amounts reflect the aggregate grant date fair value of stock awards granted in the 2014 transition period and fiscal 2014, 2013, and 2012. The amounts shown for the 2014 transition period include restricted stock units and performance-based restricted stock units. For performance-based restricted stock units, the grant date fair value is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value assuming achievement of maximum performance under the performance-based restricted stock units is as follows: Mr. Musslewhite, $597,177; Mr. Kirshbaum, $91,870; Mr. Felsenthal, $338,783; Mr. Miller, $80,388; and Mr. Schwartz, $84,215, assuming in each case that the company sustains a stock price of $105.00 per share and contract value of $1.08 billion for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious targets for stock price and contract value growth. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for the 2014 transition period included in our 2014 Form 10-KT.

(7)	Amounts reflect the aggregate grant date fair value of option awards granted in the 2014 transition period and fiscal 2014, 2013, and 2012. The amounts shown for the 2014 transition period include options and performance-based options. For performance-based options, the grant date fair value is based on the probable outcome of the performance conditions at the time of the grant. The grant date fair value assuming achievement of maximum performance under the performance-based options is as follows: Mr. Musslewhite, $4,889,018; Mr. Kirshbaum, $752,156; Mr. Felsenthal, $2,773,581; Mr. Miller, $658,132; and Mr. Schwartz, $689,479, assuming in each case that the company sustains a stock price of $105.00 per share and contract value of $1.08 billion for two consecutive calendar quarters, which the Compensation Committee determined to be ambitious targets for stock price and contract value growth. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for the 2014 transition period included in our 2014 Form 10-KT.

(8)	The amounts shown for the 2014 transition period reflect amounts earned for performance during April 1, 2014 through March 31, 2015, which included the 2014 transition period, and which will be paid in June 2015.

(9)	Includes matching contributions made under our 401(k) plan for each named executive officer.

Grants of Plan-Based Awards in 2014 Transition Period

The following table sets forth information regarding annual incentive compensation, or cash bonuses, and grants of RSUs and stock options to the named executive officers in the 2014 transition period under our stock incentive plans.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Potential Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Robert W. Musslewhite
Annual incentive		650,000	1,014,000
RSU grant	4/11/2014					27,392			1,584,079
Stock option award	4/11/2014						57,612	57.83	1,056,028
Performance RSU grant	6/23/2014			—	37,916				597,177
Performance stock options	6/23/2014			353,892	353,892			51.43	4,889,018
Michael T. Kirshbaum
Annual incentive		225,000	351,000
RSU grant	4/11/2014					6,564			379,596
Stock option award	4/11/2014						13,804	57.83	253,027
Performance RSU grant	6/23/2014			—	5,833				91,870
Performance stock options	6/23/2014			54,445	54,445			51.43	752,156
David L. Felsenthal
Annual incentive		425,000	663,000
RSU grant	4/11/2014					17,508			1,012,488
Stock option award	4/11/2014						36,824	57.83	674,984
Performance RSU grant	6/23/2014			—	21,510				338,783
Performance stock options	6/23/2014			200,766	200,766			51.43	2,773,581
Cormac F. Miller
Annual incentive		175,000	273,000
RSU grant	4/11/2014					5,964			344,898
Stock option award	4/11/2014						12,548	57.83	230,005
Performance RSU grant	6/23/2014			—	5,104				80,388
Performance stock options	6/23/2014			47,639	47,639			51.43	658,132
Richard A. Schwartz
Annual incentive		175,000	273,000
RSU grant	4/11/2014					5,912			341,891
Stock option award	4/11/2014						12,440	57.83	228,025
Performance RSU grant	6/23/2014			—	5,347				84,215
Performance stock options	6/23/2014			49,908	49,908			51.43	689,479

(1)	Amounts set forth in these columns represent the target and maximum annual incentive compensation amounts that potentially could have been earned for the 2014 transition period as previously described in the Compensation Discussion and Analysis section of this proxy statement under the heading “Individual Total Direct Compensation Decisions—Annual Incentive Compensation.” The amounts of annual cash incentive compensation earned for the performance period that includes the 2014 transition period have been determined and will be paid in June 2015, and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	Represents the target and maximum payout for performance-based awards. Performance RSUs pay out only if achievement over the 100% threshold level is reached.

(3)	Stock awards consist of RSUs that vest in 25% increments on May 11, 2015, April 11, 2016, April 11, 2017, and April 11, 2018. All of the RSUs granted to the named executive officers in the 2014 transition period were granted under our 2009 stock incentive plan.

(4)	Stock option awards granted on April 11, 2014 consist of options to purchase shares of the company’s common stock that vest 25% per year beginning one year after the grant date.

(5)	The dollar values of stock and option awards, if any, disclosed in this column are equal to the grant date fair value, excluding assumptions for forfeitures. Assumptions used in the calculation of these amounts are included in Note 14 to our audited consolidated financial statements for the 2014 transition period included in our 2014 Form 10-KT.

Employment Agreements and Arrangements

Effective April 3, 2013, we entered into amended and restated employment agreements with Mr. Musslewhite and Mr. Felsenthal, which supersede and amend and restate their prior employment agreements with the company. Under the amended and restated employment agreements, Mr. Musslewhite continues to serve as our Chief Executive Officer and Mr. Felsenthal continues to serve as our President. The term of the agreements will end on August 31, 2014, but will automatically be renewed for additional periods of one year, unless either Mr. Musslewhite or Mr. Felsenthal, as applicable, or the company gives the other party written notice, at least one year prior to the last day of the then-current term, that the term will not be extended beyond the then-current term. Under the amended and restated employment agreements, Mr. Musslewhite and Mr. Felsenthal continue to be eligible for the same compensation and benefits and generally are subject to the same material terms and conditions set forth in the prior employment agreements, except as described in the Compensation Discussion and Analysis section of this proxy statement under “Employment and Termination Agreements — Severance and Change of Control Arrangements” and below under “Potential Payments Upon Termination of Employment or Change of Control.” Mr. Musslewhite and Mr. Felsenthal are entitled to receive awards under the company’s stock incentive plans at the discretion of the Board or the Compensation Committee. During their employment with us and for two years following the termination of their employment, Mr. Musslewhite and Mr. Felsenthal are and will be subject to certain non-solicitation and non-competition restrictions. The terms of Mr. Musslewhite’s and Mr. Felsenthal’s amended and restated employment agreements are discussed in further detail below under “Potential Payments Upon Termination of Employment or Change of Control.”

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding the number of shares underlying unexercised stock options and the number and value of unvested RSUs held by the named executive officers at December 31, 2014.

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Shares or Units of Stock That Are Unearned (#)	Market Value of Shares or Units of Stock That Are Unearned ($)
Robert W. Musslewhite		120,000	—		9.26	4/17/2016
		44,000	—		16.58	4/27/2017
		44,220	—		24.23	4/15/2016
	(2)	22,110	22,110		24.23	4/15/2018
		37,708	—		43.83	4/17/2017
	(3)	—	37,708		43.83	4/17/2019
	(4)	23,254	23,254		47.87	4/18/2018
	(5)	—	46,508		47.87	4/18/2020
	(6)	—	57,612		57.83	4/11/2021
	(7)	—	—	353,892	51.43	6/23/2021
	(8)								37,916	1,857,126
	(9)						10,834	530,649
	(10)						17,796	871,648
	(11)						25,662	1,256,925
	(12)						27,392	1,341,660
Michael T. Kirshbaum		21,000	—		22.38	5/20/2015
		24,000	—		9.26	4/17/2016
		12,000	—		16.58	4/27/2017
	(2)	6,002	6,002		24.23	4/15/2018
		12,004	—		24.23	4/15/2016
		8,612	—		43.83	4/17/2017
	(3)	—	8,612		43.83	4/17/2019
	(4)	5,366	5,366		47.87	4/18/2018
	(5)	—	10,732		47.87	4/18/2020
	(6)	—	13,804		57.83	4/11/2021
	(7)	—	—	54,445	51.43	6/23/2021
	(8)								5,833	285,700
	(9)						2,940	144,001
	(10)						4,064	199,055
	(11)						5,922	290,060
	(12)						6,564	321,505
David L. Felsenthal		32,000	—		16.58	4/27/2017
		4,273	—		24.23	4/15/2016
	(2)	16,108	16,108		24.23	4/15/2018
		24,040	—		43.83	4/17/2017
	(3)	—	24,040		43.83	4/17/2019
	(4)	14,672	14,672		47.87	4/18/2018
	(5)		29,344		47.87	4/18/2020
	(6)	—	36,824		57.83	4/11/2021
	(7)	—	—	200,766	51.43	6/23/2021
	(8)								21,510	1,053,060
	(9)						7,894	386,648
	(10)						11,344	555,629
	(11)						16,191	793,035
	(12)						17,508	857,542

		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Options (#) Unearned	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Number of Shares or Units of Stock That Are Unearned (#)	Market Value of Shares or Units of Stock That Are Unearned ($)
Cormac F. Miller		12,000	—		16.58	4/27/2017
		11,372	—		24.23	4/15/2016
	(2)	5,686	5,686		24.23	4/15/2018
		8,160	—		43.83	4/17/2017
	(3)	—	8,160		43.83	4/17/2019
	(4)	4,983	4,983		47.87	4/18/2018
	(5)	—	9,966		47.87	4/18/2020
	(6)	—	12,548		57.83	4/11/2021
	(7)	—	—	47,639	51.43	6/23/2021
	(8)								5,104	249,994
	(9)						2,786	136,458
	(10)						3,852	188,671
	(11)						5,499	269,341
	(12)						5,964	292,117
Richard A. Schwartz		5,000	—		9.26	4/17/2016
		10,000	—		16.58	4/27/2017
		11,372	—		24.23	4/15/2016
	(2)	5,686	5,686		24.23	4/15/2018
		8,484	—		43.83	4/17/2017
	(3)	—	8,484		43.83	4/17/2019
	(4)	4,983	4,983		47.87	4/18/2018
	(5)	—	9,966		47.87	4/18/2020
	(6)	—	12,440		57.83	4/11/2021
	(7)	—	—	49,908	51.43	6/23/2021
	(8)								5,347	261,896
	(9)						2,786	136,458
	(10)						4,004	196,116
	(11)						5,499	269,341
	(12)						5,912	289,570

(1)	Market value shown is equal to the closing market price of our common stock of $48.98 on December 31, 2014, as reported on the NASDAQ Global Select Market.

(2)	Unexercisable stock options vest on April 15, 2015.

(3)	Unexercisable stock options vest in equal increments on April 17, 2015 and April 17, 2016.

(4)	Unexercisable stock options vest on April 18, 2015.

(5)	Unexercisable stock options vest in equal increments on April 18, 2016 and April 18, 2017.

(6)	Unexercisable stock options vest in equal increments on April 11, 2015, April 11, 2016, April 11, 2017, and April 11, 2018.

(7)	Stock options vest if performance conditions are met under the special long-term incentive program as described in the Compensation Discussion and Analysis section of this proxy statement under “Elements of Compensation — Changes to Executive Pay.”

(8)	RSUs vest if performance conditions are met under the special long-term incentive program described in the Compensation Discussion and Analysis section of this proxy statement under “Elements of Compensation — Changes to Executive Pay.”

(9)	Unvested RSUs vest on April 15, 2015.

(10)	Unvested RSUs vest in equal increments on April 17, 2015 and April 17, 2016.

(11)	Unvested RSUs vest in equal increments on April 18, 2015, April 18, 2016, and April 18, 2017.

(12)	Unvested RSUs vest in equal increments on May 11, 2015, April 11, 2016, April 11, 2017, and April 11, 2018.

Option Exercises and Stock Vested in 2014 Transition Period

The following table sets forth information regarding the number and value of stock options exercised and RSUs vested for each named executive officer in the 2014 transition period.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($) (2)
Robert W. Musslewhite	—	—	39,286	2,249,994
Michael T. Kirshbaum	2,625	95,898	9,946	570,780
David L. Felsenthal	76,899	2,751,981	26,963	1,547,331
Cormac F. Miller	12,000	373,147	9,545	548,059
Richard A. Schwartz	—	—	9,121	523,864

(1)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the closing price of the common stock on the exercise date as reported on the NASDAQ Global Select Market and the exercise price of the stock option.

(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to restricted stock units awards that vested by (b) the closing price of the common stock as reported on the NASDAQ Global Select Market on the vesting date.

Non-qualified Deferred Compensation

In April 2013, our Board of Directors, upon the recommendation of the Compensation Committee, adopted the Executive Nonqualified Excess Plan of The Advisory Board Company, an unfunded, nonqualified deferred compensation plan benefitting a select group of management or highly compensated employees of the company, including our named executive officers. The deferred compensation plan is an account-based plan that allows participants to voluntarily defer the payment of current compensation to future years and that is intended to restore employee and company matching contributions under our 401(k) plan that are restricted by limitations under the Internal Revenue Code. The plan permits each participant to defer up to 75% of his base salary and up to 100% of his service bonus and performance-based compensation, which amounts would be credited to a participant deferral account established for each participant. The plan also permits the company to make discretionary company contributions and other contributions to an individual’s participant deferral account. In addition, for any year in which a participant makes a deferral election under our 401(k) plan in excess of 4% of the participant’s eligible compensation, the company will credit that person’s participant deferral account with a 401(k) restoration amount equal to the matching contribution the participant would have received under the 401(k) plan, determined as if the 401(k) plan could take into account compensation in excess of amounts permitted under the Internal Revenue Code.

Amounts in a participant’s account with respect to a voluntary deferral of compensation or a 401(k) restoration amount always will be fully vested. Amounts credited to a participant deferral account with respect to discretionary company contributions will vest upon the first to occur of the following events (each as defined in the plan): (1) the participant’s attaining normal retirement age; (2) the participant’s death or disability; (3) a “change in control event” affecting the company; or (4) 25% after one year of service with the company, 50% after two years of service with the company, 75% after three years of service with the company, and 100% after four years of service with the company. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by the participant from a range of such alternatives available under the deferred compensation plan. A participant may receive distributions from the plan in the following circumstances (each as defined in the plan): (1) the participant’s separation from service; (2) the participant’s death or disability; (3) for in-service or education distributions on dates specified by the participant; (4) the occurrence of an unforeseeable emergency; or (5) a “change in control event” affecting the company. Payments will be made in a lump sum, except that a participant may elect to receive annual installments over a term not to exceed five years (for separation from service prior to the participant’s completion of ten years of service with the company) or ten years (for separation of service on or after the participant’s completion of ten years of service with the company).

The table below provides information about the deferred compensation plan with respect to the 2014 transition period.

Name	Executive contributions in 2014T ($) (1)	Registrant contributions in 2014T ($)	Aggregate earnings in 2014T ($) (2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at December 31, 2014 ($)
Robert W. Musslewhite	435,500	—	8,319	—	487,878
Michael T. Kirshbaum	—	—	144	—	2,007
David L. Felsenthal	—	—	572	—	5,688
Cormac F. Miller	—	—	278	—	2,892
Richard A. Schwartz	—	—	366	—	4,939

(1)	The amount of the contributions made by Mr. Musslewhite, as reported above, also is included in his compensation reported under the Summary Compensation Table as “Salary” and “Non-Equity Incentive Plan Compensation.” The company also permits executives to defer receipt of restricted stock units awarded under its 2009 stock incentive plan. None of our named executive officers elected to defer receipt of any restricted stock units that vested in the 2014 transition period.

(2)	Amounts reported in this column reflect appreciation or depreciation in the market value of the underlying stock and other investment holdings. Such amounts have not been reported as compensation in the Summary Compensation Table above, as the earnings do not represent preferential or above-market earnings.

Potential Payments Upon Termination of Employment or Change of Control

The table and descriptions below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if one of the events described in the table had occurred on December 31, 2014, given the named executive officer’s compensation as of such date and, if applicable, based on the amount of outstanding stock-based awards held by the named executive officer as of such date and the closing price for the company’s shares of common stock on that date as reported on the NASDAQ Global Select Market. These benefits are in addition to benefits available before the occurrence of any termination of employment or change of control, including then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the company’s 401(k) plan. In addition, in connection with any actual termination of employment or change of control transaction, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Board determines to be appropriate.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change of control can be determined only at the time of any such event. Because of the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those presented below. Factors that could affect these amounts include the timing during the year of any such event, the executive’s then-current position and salary, the amount of stock-based awards held by the executive, and the company’s stock price.

Stock Incentive Plans

Stock options and RSUs held by our named executive officers are subject to the terms of the plans pursuant to which they were issued, including the applicable award agreements. Under the stock option award agreements under the company’s 2005, 2006, and 2009 stock incentive plans, in the event of a change of control, the vesting of outstanding stock options would be accelerated if, within one year after the change of control, the named executive officer’s employment is terminated for any reason other than for cause or voluntary resignation by the named executive officer. In addition, the RSU award agreements under the 2005, 2006, and 2009 stock incentive plans provide that, if within one year after a change of control the named executive officer incurs a termination of employment for any reason other than for cause or voluntary resignation, the RSU award will be deemed to have become fully vested immediately prior to such termination of employment. A change of control under these award agreements generally includes the following events:

•	the acquisition of 50% of the securities of the company by an individual, entity, or group;

•

the consummation of a merger, consolidation, or reorganization involving the company unless either the stockholders of the company immediately before such transaction own, directly or indirectly immediately following such transaction, at least 60% of the combined voting power of the company resulting from such transaction in substantially the same proportion as their ownership immediately before such transaction, or the stockholders immediately after such transaction include the company, a subsidiary of the company, or certain other permitted holders (as defined in the award agreements); and

•

approval by the company’s stockholders of a transfer of 50% or more of the assets of the company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the company’s revenue or income, unless the person to which such transfer is made is either a subsidiary of the company, wholly-owned by all the stockholders of the company, or wholly-owned by another permitted holder.

Individual Agreements

Robert W. Musslewhite Employment Agreement. The amended and restated employment agreement with Mr. Musslewhite provides for the following severance benefits in the event Mr. Musslewhite’s employment is terminated by the company without “cause” or by Mr. Musslewhite for “good reason”:

•	a lump-sum payment equal to two times Mr. Musslewhite’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the year in which his employment terminates, referred to as the “Prior Fiscal Year,” or (b) Mr. Musslewhite’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•

the automatic vesting of all stock-based awards made to Mr. Musslewhite on or after May 20, 2008 and before April 3, 2013, which will become exercisable to the extent they would have vested on or prior to the first anniversary of the termination date;

•	the automatic vesting, as of the day immediately preceding the termination date, of all stock-based awards made to Mr. Musslewhite on or after April 3, 2013; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Musslewhite’s termination of employment.

The amended and restated employment agreement with Mr. Musslewhite also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Musslewhite as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Musslewhite eliminated the company’s obligation to provide a gross-up payment to Mr. Musslewhite in the event that any payment, benefit or distribution by the company to Mr. Musslewhite following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Musslewhite in connection with the change of control payments. In the event of a change of control of the company, Mr. Musslewhite’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Musslewhite is involuntarily terminated by the company without cause or when Mr. Musslewhite terminates employment for “good reason” after the change of control. Further, Mr. Musslewhite’s equity awards will become fully vested if his employment is terminated by the company without cause or if he terminates employment for “good reason” after the change of control but before the first anniversary of the change of control.

For purposes of Mr. Musslewhite’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term;

•

the term “good reason” means, without Mr. Musslewhite’s written consent: a reduction of Mr. Musslewhite’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Musslewhite ceasing to serve as the Chief Executive Officer of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Musslewhite ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Musslewhite’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Musslewhite to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters; and

•

the term “change of control” generally means: certain acquisitions by any person or group of 50% or more of the company’s voting securities; approval by stockholders of a merger with a third party unless the company’s stockholders hold at least 60% of the voting power of the securities of the resulting company; approval by the company’s stockholders of a sale of a majority of the company’s assets to a third party; or approval by the company’s stockholders of a complete liquidation or dissolution of the company.

David L. Felsenthal Employment Agreement. The amended and restated employment agreement with Mr. Felsenthal provides for the following severance benefits in the event Mr. Felsenthal’s employment is terminated by the company without “cause” or by Mr. Felsenthal for “good reason”:

•	a lump-sum payment equal to two times Mr. Felsenthal’s then-current annual base salary;

•

a lump-sum payment equal to two times the greater of (a) Mr. Felsenthal’s annual incentive bonus actually earned for the Prior Fiscal Year or (b) Mr. Felsenthal’s annual incentive bonus actually earned for the fiscal year immediately preceding the Prior Fiscal Year;

•	the automatic vesting and exercisability of all of Mr. Felsenthal’s stock-based awards; and

•	the continuation of medical, dental, and vision care benefits for a period of 24 months following Mr. Felsenthal’s termination of employment.

The amended and restated employment agreement with Mr. Felsenthal also provides for full vesting acceleration with respect to all stock-based awards held by Mr. Felsenthal as of the date of termination of his employment with the company due to his death or disability.

As discussed above, the amended and restated employment agreement with Mr. Felsenthal eliminated the company’s obligation to provide a gross-up payment to Mr. Felsenthal in the event that any payment, benefit or distribution by the company to Mr. Felsenthal following a change of control would be subject to the excise tax imposed under Section 4999 or Section 280G of the Internal Revenue Code. The agreement provides instead that such change of control payments would be subject to a cap at the level required to avoid application of the excise tax, if implementation of the cap would result in a larger net after-tax payment to Mr. Felsenthal in connection with the change of control payments. In the event of a change of control of the company, Mr. Felsenthal’s employment agreement provides benefits only upon a so-called “double trigger.” This means that severance benefits will be triggered only when Mr. Felsenthal is involuntarily terminated by the company without cause or when Mr. Felsenthal terminates employment for “good reason” after the change of control. The term “change of control” in Mr. Felsenthal’s agreement has the same meaning as set forth in Mr. Musslewhite’s employment agreement.

For purposes of Mr. Felsenthal’s employment agreement:

•

the term “cause” means: any willful act or willful omission (other than as a result of disability) that represents a breach of any of the terms of his employment agreement to the material detriment of the company; conviction of, or plea of nolo contendere to, a felony (other than a traffic infraction); or the commission of a material act of fraud, theft, or dishonesty against the company; and nonrenewal of the agreement’s term by the company will be deemed to constitute a termination by the company without cause, so long as the employment with the company actually terminates on or before the last day of the then-current term; and

•

the term “good reason” means, without Mr. Felsenthal’s written consent: a reduction of Mr. Felsenthal’s base salary or annual incentive bonus target below his initial annual incentive bonus target; Mr. Felsenthal ceasing to serve as the President of the company or, in the event of a change of control, the successor to the company’s business or assets; Mr. Felsenthal ceasing to report directly to the chief executive officer of the company or, in the event of a change of control, the successor to the company’s business or assets; if Mr. Felsenthal was serving on the Board during the term of the employment agreement, his ceasing to serve on the Board or, in the event of a change of control, the board of directors or similar governing body of the successor to the company’s business or assets, except in each case on account of removal for cause pursuant to a vote of the stockholders of the company or due to Mr. Felsenthal’s resignation from, or refusal to stand for re-election to, the Board of Directors; any material breach by the company of any of the material terms of the agreement; or, during the one-year period following a change of control, any requirement for Mr. Felsenthal to relocate his place of employment to a location that is more than 35 miles from the location of the company’s headquarters.

Agreements with Messrs. Kirshbaum, Miller, and Schwartz. Messrs. Kirshbaum, Miller, and Schwartz are parties to agreements with us concerning exclusive services, confidential information, business opportunities, noncompetition, non-solicitation, and work product. The agreements prohibit those individuals from competing with us or soliciting our employees during their tenure as employees or members of our Board and, if the individual is terminated for cause or resigns, for a period of three years thereafter. The agreements also provide that the individuals will not disclose any of our confidential or proprietary information. If the individual’s employment is terminated by us without cause, we may require the individual not to compete for up to two one-year periods if we pay the individual 125% of his then annual base salary for each such one-year period. The payments are not reflected in the table below because they would be made only if the company were to elect to invoke the non-compete terms.

The following table sets forth information as of December 31, 2014 about potential payments by us to our named executive officers upon the termination of their employment or upon a change of control of the company in the circumstances described above.

		Before Change of Control	After Change of Control
Name/Benefit	Death/Disability	Termination Without Cause or for Good Reason	No Termination	Termination Without Cause or for Good Reason
Robert W. Musslewhite
Termination payment	N/A	$2,847,000	—	$2,847,000
Vesting of stock options (1)	$818,855	670,133	—	818,855
Vesting of RSUs (2)	5,858,008	1,720,863	—	5,858,008
Health and welfare benefits	N/A	27,660	—	27,660
Michael T. Kirshbaum
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	210,770	—	—	210,770
Vesting of RSUs (2)	1,240,321	—	—	1,240,321
David L. Felsenthal
Termination payment	N/A	1,961,500	—	1,961,500
Vesting of stock options (1)	571,337	571,337	—	571,337
Vesting of RSUs (2)	3,646,414	3,646,414	—	3,646,414
Health and welfare benefits	N/A	24,273	—	24,273
Cormac F. Miller
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	199,346	—	—	199,346
Vesting of RSUs (2)	1,136,581	—	—	1,136,581
Richard A. Schwartz
Termination payment	N/A	N/A	N/A	—
Vesting of stock options (1)	201,014	—	—	201,014
Vesting of RSUs (2)	1,153,381	—	—	1,153,381

(1)	These amounts are calculated assuming that the market price per share of our common stock on the date of termination of employment is equal to the $48.98 closing price of the common stock on December 31, 2014, as reported on the NASDAQ Global Select Market, and are based upon the difference between that closing price and the exercise price of the stock options held by the named executive officer.

(2)	These amounts are calculated assuming that the market price per share of the company’s common stock on the date of termination of employment is equal to the $48.98 closing price of the common stock on December 31, 2014, as reported on the NASDAQ Global Select Market.

SECURITY OWNERSHIP

The following table presents, as of April 1, 2015 (except as otherwise indicated below), certain information based upon the company’s records and filings with the SEC regarding the beneficial ownership of the company’s common stock by the following persons:

•	each person known to the company to own beneficially more than 5% of the common stock;

•	each director and director nominee to the Board of Directors;

•	each executive officer named in the Summary Compensation Table under “Executive Compensation”; and

•	all directors and executive officers of the company as a group.

As of April 1, 2015, there were 42,237,133 shares outstanding.

The following beneficial ownership information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power as of such date and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option, warrant, or other right or the vesting of any RSU, without regard to whether such right expires before the end of such 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of such persons may be deemed to be the beneficial owners of such securities.

Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is presented following the table.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class (%)
Robert W. Musslewhite	453,374	1.1
Sanju K. Bansal	21,964	*
Peter J. Grua	15,392	*
Nancy Killefer	3,751	*
Kelt Kindick	16,636	*
Mark R. Neaman	8,156	*
Leon D. Shapiro	9,892	*
Frank J. Williams	35,055	*
LeAnne M. Zumwalt	9,328	*
David L. Felsenthal	187,657	*
Michael T. Kirshbaum	128,294	*
Cormac F. Miller	78,856	*
Richard A. Schwartz	87,407	*
T. Rowe Price Associates, Inc. and other	4,315,786	10.2
Riverbridge Partners LLC	2,461,368	5.8
The Vanguard Group	2,200,419	5.2
TimesSquare Capital Management, LLC	2,392,168	5.7
All directors and executive officers as a group (15 people)	1,203,997	2.9

*	Indicates ownership of less than 1%.

The percentage of beneficial ownership as to any person as of April 1, 2015 (except as otherwise indicated below) is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of April 1, 2015 plus the number of shares as to which such person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the company believes that the beneficial owners of the company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The information concerning T. Rowe Price Associates, Inc. and other is based on a Schedule 13G/A filed with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc. (“Price Associates”) and by T. Rowe Price New Horizons Fund, Inc. (“Price Horizons”). The reporting persons report that, as of December 31, 2014, Price Associates had sole voting power with respect to 838,532 of the shares shown and sole dispositive power with respect to all 4,315,768 shares of the shares shown, and Price Horizons had sole voting power with respect to 2,506,300 of the shares shown and dispositive power over none of the shares shown. The reporting persons have advised us that the shares shown in the above table are owned by various individual and institutional investors, including Price Horizons (which beneficially owned 6.9% of the shares outstanding as of December 31, 2014), for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote such securities. Although Price Associates is deemed to be a beneficial owner of such securities for purposes of the reporting requirements of the Exchange Act, Price Associates expressly disclaims beneficial ownership of such securities. The address of the reporting persons is 100 East Pratt Street, Baltimore, Maryland 21202.

The information concerning Riverbridge Partners LLC is based on a Schedule 13G filed with the SEC on January 29, 2015, in which the reporting person reports that, as of December 31, 2014, it had sole voting power with respect to 1,999,467 of the shares shown and sole dispositive power with respect to all 2,461,368 of the shares shown. The address of Riverbridge Partners LLC is 80 South Eighth St., Suite 1200, Minneapolis, Minnesota 55402.

The information concerning The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 10, 2015, in which the reporting person reports that, as of December 31, 2014, it had sole voting power with respect to 49,925 of the shares shown, sole dispositive power with respect to 2,154,294 of the shares shown, and shared dispositive power with respect to 46,125 of the shares shown. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

The information concerning TimesSquare Capital Management, LLC is based on a Schedule 13G/A filed with the SEC on February 11, 2015, in which the reporting person reports that, as of December 31, 2014, it had sole voting power with respect to 1,993,468 of the shares shown and sole dispositive power with respect to all 2,392,168 of the shares shown. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, New York 10036.

The shares of common stock shown as beneficially owned by the following directors and executive officers include all stock options and RSUs held by a stockholder that were exercisable or had vested as of April 1, 2015 or that will become exercisable or will vest within 60 days of April 1, 2015, as follows: Mr. Bansal 2,592 shares; Mr. Felsenthal, 162,166 shares; Mr. Grua 2,592 shares; Ms. Killifer 3,751 shares; Mr. Kindick, 3,284 shares; Mr. Kirshbaum, 95,696 shares; Mr. Miller, 69,637 shares; Mr. Musslewhite, 405,047 shares; Mr. Neaman, 4,128 shares; Mr. Schwartz, 71,645 shares; Mr. Shapiro 2,592 shares; Mr. Williams, 25,050 shares; Ms. Zumwalt, 2,592 shares; and all directors and executive officers as a group, 971,459 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the company’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the company. The reporting persons are required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Section 16(a) reports furnished to us for the 2014 transition period or written representations that no other reports were required, we believe that, except as indicated in the next sentence, our Section 16(a) reporting persons complied with all filing requirements during the 2014 transition period. Mr. Williams, a director, filed one late report with respect to one transaction.

NEXT ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Inclusion of Proposals in 2016 Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in our proxy statement for our annual meeting of stockholders in 2016 must be received by our corporate secretary at our principal executive offices no later than December 30, 2015. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC under Rule 14a-8.

Bylaw Provisions — Presentation of Proposals at Annual Meeting.    Under our bylaws, a stockholder wishing to bring a proposal before the stockholders at any annual meeting of stockholders that is not included in our proxy statement must comply with specific notice requirements. For our next annual meeting, to be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not earlier than February 5, 2016 or later than March 6, 2016. To be in proper form, the stockholder’s notice must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend our bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner of common stock, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on our books, and the name and address of such beneficial owner;

•	the class and number of shares of our capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified us of the stockholder’s intention to present a proposal at the annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by us to solicit proxies for the annual meeting. The foregoing provisions of our bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

If a stockholder submitting a proposal does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal that is sought to be presented by a stockholder directly at next year’s annual meeting in accordance with the advance notice provisions of our bylaws described above.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by the company under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

Other than the matters described in this proxy statement, the Board of Directors knows of no other matters to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

Whether or not you plan to attend the meeting, please complete, sign, date, and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope.

By Order of the Board of Directors,

Robert W. Musslewhite
Chief Executive Officer

Washington, D.C.

April 28, 2015

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

The following tables set forth a reconciliation, for the periods indicated, of adjusted EBITDA and non-GAAP earnings per diluted share to the most comparable GAAP financial measure for such non-GAAP financial measure.

	Twelve Months Ended December 31,
	2014	2013
Net (loss) income attributable to common stockholders	$6,588	$23,007
Equity in loss of unconsolidated entities	9,271	5,490
Accretion of non-controlling interest to redemption value	6,253	(119)
Provision for income taxes	11,728	17,085
Other expense (income), net	595	(2,576)
Depreciation and amortization	38,462	28,231
Write-off of capitalized software	2,086	—
Acquisition and similar transaction charges	4,592	573
Fair value adjustments to acquisition-related earn-out liabilities	(4,700)	150
Vacation accrual adjustment	850	—
Stock-based compensation expense	22,388	17,325

Adjusted EBITDA	$98,113	$89,166

	Twelve Months Ended December 31,
	2014	2013
Net (loss) income attributable to common shareholders per share—diluted	$0.17	$0.63
Equity in loss of unconsolidated entities	0.25	0.15
Accretion of non-controlling interest to redemption value	0.18	—
Amortization of acquisition-related intangibles, net of tax	0.20	0.13
Write-off of capitalized software, net of tax	0.04	—
Acquisition and similar transaction charges, net of tax	0.09	0.01
Fair value adjustments to acquisition-related earn-out liabilities, net of tax	(0.08)	0.01
Loss on investment in common stock warrants, net of tax	—	—
Vacation accrual adjustment, net of tax	0.02	—
Stock-based compensation expense, net of tax	0.45	0.29

Non-GAAP earnings per diluted share	$1.32	$1.22

A-1

APPENDIX B

The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan (as Proposed to be Amended)

1. Purpose	B-4
2. Definitions	B-4
3. Eligibility	B-6
4. Effective Date and Termination of Plan	B-6
5. Shares Subject to the Plan and to Awards	B-6
(a) Aggregate Limits	B-6
(b) Issuance of Shares	B-7
(c) Tax Code Limits	B-7
(d) Director Awards	B-7
(e) Awards to Service Providers	B-8
(f) Assumed Awards of Acquired Corporations	B-8
(g) Awards of Acquired Corporations	B-8
6. Options	B-8
(a) Option Awards	B-8
(b) Price	B-8
(c) No Repricing without Stockholder Approval	B-8
(d) Provisions Applicable to Options	B-9
(e) Term of Options and Termination of Employment	B-9
(1) Death	B-9
(2) Total and Permanent Disablement	B-9
(3) Retirement	B-10
(4) Other Reasons	B-10
(f) Incentive Stock Options	B-10
7. Stock Appreciation Rights	B-10
8. Restricted Stock and Restricted Stock Units	B-11
(a) Restricted Stock and Restricted Stock Unit Awards	B-11
(b) Contents of Agreement	B-11
(c) Vesting and Performance Criteria	B-11
(d) Discretionary Adjustments and Limits	B-12
(e) Voting Rights	B-12
(f) Dividends and Distributions	B-12
9. Incentive Bonuses	B-12
(a) General	B-12
(b) Incentive Bonus Document	B-12
(c) Performance Criteria	B-12
(d) Timing and Form of Payment	B-13
(e) Discretionary Adjustments	B-13
10. Deferral of Gains	B-13
11. Conditions and Restrictions Upon Securities Subject to Awards	B-13
12. Adjustment of and Changes in the Stock	B-13
13. Qualifying Performance-Based Compensation	B-14
(a) General	B-14
(b) Qualifying Performance Criteria	B-14
14. Transferability	B-16

15. Suspension or Termination of Awards	B-17
16. Compliance with Laws and Regulations	B-17
17. Withholding	B-18
18. Administration of the Plan	B-18
(a) Administrator of the Plan	B-18
(b) Powers of Administrator	B-18
(c) Determinations by the Administrator	B-19
(d) Subsidiary Awards	B-19
(e) Other Committees	B-19
19. Amendment of the Plan or Awards	B-19
20. No Liability of Company	B-20
21. Non-Exclusivity of Plan	B-20
22. Governing Law	B-20
23. Arbitration of Disputes	B-20
24. No Right to Employment, Reelection or Continued Service	B-21
25. Unfunded Plan	B-21

THE ADVISORY BOARD COMPANY

AMENDED AND RESTATED 2009 STOCK INCENTIVE PLAN

1. Purpose

The purpose of The Advisory Board Company 2009 Stock Incentive Plan (the “Plan”) is to enable The Advisory Board Company, a Delaware corporation and its Subsidiaries (collectively, the “Company”), to attract, retain and motivate Nonemployee Directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan supersedes the Company’s 2006 Stock Incentive Plan with respect to future awards, and provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Amendment Date” means [Insert Date of Shareholder Meeting].

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Board” means the board of directors of the Company.

(f) “Change of Control” when used in the Plan or any Award granted under the Plan, shall have the meaning specified by the Administrator in the terms of an Award Agreement or otherwise but shall be defined to mean only the occurrence or consummation of a change of control transaction or event and shall not consist solely of the announcement of or stockholder approval of any such transaction or event.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(h) “Fair Market Value” means, as of any date, the official closing price per share at which the Shares are sold in the regular way on the NASDAQ Global Select Market or, if no Shares are traded on the NASDAQ Global Select Market on the date in question, then for the next preceding date for which Shares are traded on the NASDAQ Global Select Market or, if the Shares are at any time no longer traded on the NASDAQ Global Select Market, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

(i) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(o) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(p) “Plan” means The Advisory Board Company Amended and Restated 2009 Stock Incentive Plan as set forth herein and as amended from time to time.

(q) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b). As used in Section 13(b), the term “contract value” means the aggregate annualized revenue attributed to all agreements in effect at a given date without regard to the remaining duration of any such agreement, and the term “client renewal rate” means the percentage of member institutions renewed, adjusted to reflect reductions in member institutions resulting from mergers and acquisitions of members.

(r) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(s) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(t) “Retirement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term, for Participants other than Nonemployee Directors shall mean retirement from active employment with the Company and its Subsidiaries at or after age 65. The determination of the Administrator as to an individual’s Retirement shall be conclusive on all parties.

(u) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12.

(v) “Specified Share Amount” means a number of Shares equal to a maximum of 5% of all Shares available for issuance under this Plan as of the Amendment Date.

(w) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(x) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(y) “Termination of Employment” means, for Awards made prior to July 26, 2011, ceasing to serve as a full-time employee of the Company and its Subsidiaries and, for Awards made on or after July 26, 2011, ceasing to serve as an employee of the Company or its Subsidiaries, or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or, for Awards made prior to July 26, 2011, approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.

(z) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

(aa) “2005 Plan” means The Advisory Board Company 2005 Stock Incentive Plan.

(bb) “2006 Plan” means The Advisory Board Company 2006 Stock Incentive Plan.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 5635(c) of the NASDAQ Stock Market Listing Requirements) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of June 22, 2009, and it became effective (the “Effective Date”) on September 11, 2009, the date on which it was approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that this Plan was adopted by the Board, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits.

The aggregate number of Shares issuable pursuant to all Awards made on or after the Amendment Date shall not exceed 3,800,000 Shares, plus (i) any Shares that were authorized for issuance under the Plan as of the Amendment Date that remain available for issuance under the Plan as of the Amendment Date, plus (ii) any Shares that were authorized for issuance under the 2005 Plan as of the Amendment Date that remain available for issuance under the 2005 Plan as of the Amendment Date, plus (iii) any Shares subject to outstanding awards under the Plan and the 2005 Plan as of the Amendment Date that on or after the Amendment Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares), plus (iv) any Shares subject to outstanding awards under the 2006 Plan as of June 26, 2009 that on or after the Amendment Date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable Shares). For purposes of the share limit under the preceding sentence, any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one one-hundredths (2.01) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be Shares that are authorized and unissued or Shares that were reacquired by the Company, including Shares purchased in the open market.

(b) Issuance of Shares.

For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan, and as two and one one-hundredths (2.01) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(c) Tax Code Limits.

The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares subject to Awards other than Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 2,110,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Director Awards.

The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 60,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 30,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Awards to Service Providers.

The aggregate number of Shares issued under this Plan pursuant to all Awards granted to service providers shall not exceed 200,000.

(f) Assumed Awards of Acquired Corporations.

In the event that the Company acquires another corporation and assumes outstanding equity awards of such acquired corporation, the number of Shares authorized for issuance under this Plan shall be increased to the extent necessary to satisfy such assumed equity awards (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) and such Shares shall not reduce the Shares otherwise authorized for issuance under the Plan.

(g) Awards of Acquired Corporations.

In the event that a corporation acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company immediately before such acquisition or combination.

6. Options

(a) Option Awards.

Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price.

The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval.

Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of an Option is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Option and shall not exchange such Option for cash or a new Award with a lower (or no) exercise price.

(d) Provisions Applicable to Options.

The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. For Awards made on or after the Amendment Date, except as next described, the vesting and/or exercise of (i) any Option that is based solely upon performance criteria and level of achievement versus such criteria shall be subject to a performance period of not less than twelve (12) months, and (ii) any Option under which vesting or exercise is based solely upon continued employment and/or the passage of time may not vest or be exercised in full prior to thirty-six (36) months following the date of grant of such Option, if such Option is awarded to a Participant who is not a Nonemployee Director, and prior to twelve (12) months following the date of grant of such Option, if such Option is awarded to a Nonemployee Director. Notwithstanding the preceding, the Administrator may provide for the vesting and/or exercisability under any such Option in the event of the Participant’s death or Total and Permanent Disablement, in connection with a change of control of the Company, or, with respect to an Option granted twelve (12) months or more before the date of a Termination of Employment of the Participant, in connection with such Termination of Employment. Furthermore, in applying the thirty-six (36) month minimum vesting rule under this Section 6(d), such vesting and/or exercise may be subject to pro-rata vesting over such thirty-six (36) month period following a one (1) year minimum vesting period. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment or for Awards made on or after July 26, 2011, that the Participant is employed on a less than full-time basis, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment:

The Administrator shall establish the term of each Option, which in no case shall exceed a maximum term of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the Participant’s Termination of Employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death.

Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within ninety (90) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement.

Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Retirement.

Upon Retirement of a Participant, the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of Retirement. The number of Shares with respect to which the Options shall be exercisable shall equal the total number of Shares that were exercisable under the Participant’s Option on the date of his or her Retirement. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(4) Other Reasons.

Upon the date of a Participant’s Termination of Employment for any reason other than those stated above in Sections 6(e)(1), 6(e)(2) and 6(e)(3) or as described in Section 15, (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options.

Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company, the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 (including the minimum vesting provisions of Section 6(d)) and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12), at any time when the exercise price of a Stock Appreciation Right is above the Fair Market Value of a Share, the Company shall not, without stockholder approval, reduce the exercise price of such Stock Appreciation Right and shall not exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards.

Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares or cash is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement.

Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria.

The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Except as next described, (i) the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based solely upon performance criteria and level of achievement versus such criteria shall be subject to a performance period of not less than twelve (12) months, and (ii) the grant, issuance, retention, vesting and/or settlement of any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to thirty-six (36) months following its date of grant, if such Award is granted to a Participant who is not a Nonemployee Director, and prior to twelve (12) months following its date of grant, if such Award is granted to a Nonemployee Director. Notwithstanding the preceding, the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or Total and Permanent Disablement, in connection with a change of control of the Company, or, with respect to any such Award granted twelve (12) months or more before the date of a Termination of Employment of the Participant, in connection with such Termination of Employment, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Furthermore, in applying the thirty-six (36) month minimum vesting rule under this Section 8(c), such grant, issuance, retention, vesting and/or settlement may be subject to pro-rata vesting over such thirty-six (36) month period following a one (1) year minimum vesting period. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits.

Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights.

Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions.

Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Dividends paid on Restricted Stock which vests or is earned based upon the achievement of performance criteria shall not vest unless such performance criteria for such Restricted Stock are achieved, and if such performance goals are not achieved, the Participant granted such Restricted Stock shall promptly forfeit and repay to the Company such dividend payments. Dividend equivalents granted as a component of another Award, which vests or is earned based upon the achievement of performance criteria, shall not vest unless such performance criteria for such underlying Award are achieved.

9. Incentive Bonuses

(a) General.

Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document.

The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria.

The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment.

The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments.

Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No Award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Adjustment of and Changes in the Stock

The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 424 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards.

In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a change of control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. In addition, in the event of such change described in this paragraph, the Administrator may accelerate the time or times at which any Award may be exercised and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Administrator in its sole discretion.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General.

The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award or portion of an Award that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria.

For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator:

•	net earnings or net income;

•	operating earnings or operating income;

•	operating profit or net operating profit;

•	pretax earnings;

•	earnings per share;

•	stock price, including growth measures and total stockholder return;

•	earnings before interest and taxes;

•	earnings before interest, taxes, depreciation, and/or amortization;

•	earnings before interest, taxes, depreciation, and/or amortization as adjusted to exclude any one or more of the following:

•	share-based compensation expense;

•	provision for income taxes from continuing operations;

•	income from discontinued operations;

•	gain on sale of discontinued operations;

•	equity in loss of unconsolidated entity;

•	gain on cancellation of debt;

•	debt extinguishment and related costs;

•	restructuring, separation, and/or integration charges and costs;

•	reorganization and/or recapitalization charges and costs;

•	impairment charges;

•	fair value adjustments to acquisition-related earn-out liabilities;

•	acquisition and similar transaction charges;

•	gain or loss related to investments; and

•	gain on investment in common stock warrants;

•	sales or revenue targets, whether in general, by type of product or service, or by type of customer;

•	contract value growth;

•	gross, operating or profit margins;

•	return measures, including return on assets or net assets, capital (including return on total capital or return on invested capital), investment, equity, sales, revenue, or operating revenue;

•	cash flow (before or after dividends), including:

•	operating cash flow;

•	free cash flow, defined as cash flow from operations less capital expenditures;

•	levered free cash flow, defined as free cash flow less interest expense;

•	cash flow return on equity; and

•	cash flow return on investment;

•	productivity ratios;

•	expense targets;

•	market share;

•	financial ratios as provided in debt agreements of the company and its subsidiaries;

•	working capital targets;

•	completion of acquisitions of assets, businesses, or companies;

•	completion of divestitures and asset sales;

•	customer satisfaction or customer service;

•	market capitalization;

•	economic value added;

•	debt leverage (debt to capital);

•	operating ratio;

•	contract value; or

•	client renewal rate.

To the extent consistent with Section 162(m) of the Code, (A) unless the Administrator otherwise establishes in writing in connection an Award at the time the Award is granted, the Administrator shall appropriately adjust any evaluation of performance under Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) the Administrator may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claims, judgments, or settlements, (iii) acquisitions or divestitures, (iv) foreign exchange gains and losses, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, and (vi) the impact of repurchase of shares of stock under share repurchase programs.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed. If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan. In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise, or (b) any law, rule or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such

Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan.

The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. To the extent permitted by applicable law, the Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator.

Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Administrator determine constitute a change of control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, (x) extend the post-Termination of Employment exercisability of previously vested Options and Stock Appreciation Rights and (y) provide from and after the Amendment Date for vesting of an Award or the satisfaction and/or lapse of conditions under an Award in circumstances other than those referred to in Section 6(d) or Section 8(c) of this Plan, so long as the number of Shares underlying all such Awards subject to such vesting or satisfaction and/or lapse of conditions in such other circumstances shall not exceed the Specified Share Amount.

(c) Determinations by the Administrator.

All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards.

In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(e) Other Committees.

The Board may appoint one or more committees of the Board, each composed of one or more directors of the Company who need not be Nonemployee Directors, which may administer the Plan with respect to Participants who are not “officers” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, or directors of the Company, may grant Awards under the Plan to such Participants, and may determine all terms of such Awards, subject to the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Section 162(m) of the Code and, for so long as the Stock is listed on The NASDAQ Stock Exchange LLC, the rules of such stock exchange.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12, no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options or Stock Appreciation Rights may be granted below the Fair Market Value as provided for in Sections 6(b) and 7;

(c) reduce the exercise price of outstanding Options or Stock Appreciation Rights;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ Global Select Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and 5(d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any change of control (as defined in the applicable Award Agreement) that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial

Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

* * *

The Plan was adopted by the Board as of June 22, 2009 and approved by the stockholders on September 11, 2009. On July 26, 2011, the Board adopted an amendment to increase the total number of Shares issuable under the Plan, which became effective upon stockholder approval thereof at the Company’s 2011 annual meeting of stockholders held on September 13, 2011. On July 19, 2013, the Board adopted additional amendments to the Plan, which became effective upon stockholder approval thereof at the Company’s 2013 annual meeting of stockholders held on September 5, 2013. On April 20, 2015, the Board adopted an amendment to increase the total number of Shares issuable under the Plan and certain additional amendments to the Plan, which became effective upon stockholder approval of the amendment to increase the total number of Shares issuable under the Plan at the Company’s 2015 annual meeting of stockholders held on                     .

THE ADVISORY BOARD COMPANY

By:

Name:

Title:

ANNUAL MEETING OF STOCKHOLDERS OF

THE ADVISORY BOARD COMPANY

JUNE 9, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JUNE 9, 2015:

The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and annual report to stockholders for the nine months ended December 31, 2014 are available at www.advisory.com/IR

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	21003030000000000000 0	090414

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends a vote FOR the following:				The Board of Directors recommends a vote FOR Proposals 2, 3 and 4:
1. Election of each of the following nominees to the Board of Directors:					FOR	AGAINST	ABSTAIN
2. 3. 4.

Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Approval of 2009 incentive plan amendment as described in the accompanying Proxy Statement.

Approval, by an advisory vote, of The Advisory Board Company’s named executive officer compensation as described in the accompanying Proxy Statement.

					☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Sanju K. Bansal ¡ David L. Felsenthal ¡ Peter J. Grua ¡ Nancy Killefer ¡ Kelt Kindick ¡ Robert W. Musslewhite ¡ Mark R. Neaman ¡ Leon D. Shapiro ¡ LeAnne M. Zumwalt
☐	FOR ALL EXCEPT (See instructions below)

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

THE ADVISORY BOARD COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement, and revoking all prior proxies, hereby appoints Michael T. Kirshbaum and Evan R. Farber as proxies (each with full power to act alone and with full power of substitution), to represent the undersigned and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of The Advisory Board Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Advisory Board Company to be held at 10:00 a.m., local time, on June 9, 2015 at the offices of The Advisory Board Company located at 2445 M Street, N.W., Washington, DC 20037, and at any postponements or adjournments thereof and, in their discretion, on any other matters properly presented for a vote at the meeting. If this proxy is executed and returned and no voting direction is given with respect to any election to office or proposal, this proxy will be voted “FOR” the election of all director nominees, “FOR” proposals 2, 3 and 4, and in the discretion of said proxies on any other matters properly presented for a vote at the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or at any postponements or adjournments thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the corporate secretary of The Advisory Board Company or shall vote in person at the meeting.

(Continued and to be signed on the reverse side.)

¢	14475 ¢